Filed Pursuant to Rule 424(b)(3)
Registration No.333-167039

PROSPECTUS

REVOLUTIONS MEDICAL CORPORATION

9,180,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 9,180,000 shares of our common stock, par value $0.001 per share, by the selling security holders (the “Selling Security Holders”), including (i) 4,000,000 Put Shares that we will put to Auctus pursuant to the Drawdown Equity Financing Agreement; (ii) 25,000 shares issued to Auctus Management, as additional consideration to the Drawdown Equity Financing Agreement (iii) 2,616,000 shares we issued to certain accredited investors in a private offering completed in April 2010 and (iv) 500,000 shares we issued to consultants of the Company for services rendered.  We are also registering 2,039,000 shares of our common stock that are issuable upon exercise of outstanding warrants.
The Drawdown Equity Financing Agreement with Auctus provides that Auctus is committed to purchase up to $10,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Drawdown Equity Financing Agreement.

This offering will terminate thirty-six (36) months after the registration statement to which this prospectus is made a part is declared effective by the SEC. Auctus will pay ninety-seven percent (97%) of the lowest closing bid price (the “Bid Price”) during the five (5) trading day period (the “Pricing Period”) commencing the date a put notice (the “Put Notice”) is delivered to Auctus (the “Put Date”) in a manner provided by the Drawdown Equity Financing Agreement. Further, the Company has agreed to issue to Auctus Management 25,000 shares of the Company’s common stock to be included in this registration statement.

We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holders.  However, we will receive proceeds from the sale of our Put Shares under the Drawdown Equity Financing Agreement, and may receive proceeds if the Selling Security Holders exercise their warrants. The proceeds will be used for working capital or general corporate purposes. We will bear all costs associated with this registration.

Our common stock is quoted on the OTC Bulletin Board under the symbol “RMCP.OB.” The shares of our common stock registered hereunder are being offering for sale by the Selling Security Holders at prices established on the OTC Bulletin Board during the term of this offering. On July 9, 2010, the closing bid price of our common stock was $0.24 per share. These prices will fluctuate based on the demand for our common stock.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 10.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 13, 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. This prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our common stock. If you have any questions regarding the information in this prospectus, please contact Rondald L. Wheet, our Chief Executive Officer, at: Revolutions Medical Corporation, 670 Marina Drive, 3rd Floor Charleston, SC 29492, or by phone at (843) 971-4848.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before investing in our common stock, you should read this entire prospectus carefully, especially the sections entitled “Risk Factors” beginning on page 10 and “Management’s Discussion and Analysis of Financial Condition and Plan of Operation” beginning on page 36, as well our financial statements and related notes included elsewhere in this prospectus.  In this prospectus, the terms “Revolutions Medical,” “Company,” “we,” “us” and “our” refer to Revolutions Medical Corporation.

Overview

Since 1997, Revolutions Medical Corporation (“Revolutions Medical,” the “Company,” “we,” “us” or “our”) has been endeavoring to design, develop and commercialize retractable safety needle devices. Our present product development effort is focused on the RevVac retractable safety syringe, which is designed specifically to reduce accidental needle stick injuries.

On February 22, 2009, the Company announced that it had received notification from the Federal Drug Administration (“FDA”) that the 510K application for the 3cc RevVac Safety Syringe was approved.

During 2009, Revolutions Medical, through its consultant, Strategic Product Development, Inc. (“SPD”), redesigned the RevVac safety syringe to reduce its parts and make it less expensive and easier to mass manufacture. The Company completed the redesign in the fall of 2009 and in December 2009, started the pilot run step of the manufacturing process. This pilot run will produce market ready samples that the Company can take to distributors, manufactures, and possible strategic partners.

On March 26, 2007, the Company completed the majority acquisition of the sole assets of Clear Image Acquisition Corporation (“Acquisition Corp”) pursuant to the Plan and Agreement of Reorganization of January 26, 2007. During the fourth quarter of 2008, the Company completed a short form merger with the remaining Acquisition Corp’s shareholders and now the Company owns 100% of Acquisition Corp’s proprietary technological assets.  See Note 9 “Acquisition of Clear Image Acquisition Corp” to the consolidated financial statements.

Revolutions Medical’s newly acquired proprietary MRI software technology tools are now referred to as RevDisplay, RevColor, and Rev3D.

Revolutions Medical is also focused on developing and commercializing color MRI technology - “MRI” referring to “Magnetic Resonance Imaging” equipment. Magnetic Resonance Imaging is a widely used imaging system that safely creates many different and detailed views of selected portions of the internal anatomy.  An MRI scanner is a large tunnel-shaped machine that will accommodate an adult lying down. Within the MRI scanner is a large magnet which directs harmless radio signals around sections of the body.  When these signals pass through the body, they release a signal.  The released signals are picked up by a receiver inside the MRI scanner and then sent to a computer. The computer analyzes the signals and converts them to a visual image that is displayed on a viewing monitor and then printed on special film. The images produced by the scanner are gray-scale images similar to an x-ray. These gray-scale images can be difficult and time consuming to “read.” A radiologist “reads” these images on film by comparing the different scans of each tissue slice, sometimes evaluating one hundred to three hundred individual gray images to obtain a diagnosis. The successful diagnosis of a condition, using MRI, depends not only on the ability of the radiologist to detect the subtle differences in shades of gray, but also the radiologist’s ability to compare visually the vast number of images.

The Company is engaged in the development of technology which can segmented and reference MRI images.  By “segmenting” an image, the Company’s technology will let the user select a part of the image (bone, fluid, tissue) and render that selection in 3 dimensions. Essentially, different components of an image are given different colors and the user can choose the color or colors to be studied, thus eliminating those portions colored with the colors being discarded.  By “referencing” the image to a data base, the user can obtain similar, identified images to aid the user in interpretation of the image being studied.  Although the current stage of the Company’s technology uses color MRI technology, the Company believes that it is sufficiently separate from the technology licensed to Clear Image by USFRF to permit it to proceed regardless of the status of the license from USFRF. In addition, the Company owns four (4) separate patent applications, filed in June of 2007, each of which were assigned over by Clear Image’s consultant, SPD.

The Company is currently working with numerous sources to clinically validate its proprietary MRI software tools. Once the Company receives its first validations, it can implement its software as service (SAS) business model to market its tools globally using teleradiology.

Because our planned products are in various stages of development, we have no revenue. Our efforts to date have been funded almost entirely through sales of our common stock. We require substantial additional capital to complete the mass manufacturing, distributing and commercialization of the RevVac retractable safety syringe and our proprietary color MRI software. There is no assurance that such capital will be available to us when needed, on acceptable terms, or at all. There is no assurance that our planned products will be commercially viable. Our present and future collaborative partners may require significant amounts of time to complete product design, develop manufacturing processes and/or to obtain specialized equipment, if any is required. Some of our future planned products will also require FDA approval before they can be sold in the United States and similar approvals from foreign countries where our products may be marketed. Obtaining government approval, whether in the U.S. or elsewhere, is a time-consuming and costly process with no guarantee of approval.

Recent Developments

On April 22, 2010, the Company entered into the Drawdown Equity Financing Agreement with Auctus, pursuant to which the Company has the opportunity, for a three-year period commencing on the date on which the SEC first declares this registration statement effective, to which this prospectus is made a part registering the resale of our common shares by Auctus to resell shares of our common stock purchased under the Drawdown Equity Financing Agreement. For each share of our common stock purchased under the Drawdown Equity Financing Agreement, Auctus will pay ninety-seven percent (97%) of the lowest closing bid during the five (5) trading day period commencing the date a put notice is delivered to Auctus in a manner provided by the Drawdown Equity Financing Agreement.

On February 22, 2009, the Company announced that it had received notification from the FDA that the 510K application for the 3cc RevVac Safety Syringe has been approved. Furthermore, FDA approval is not needed for educational and research use of our RevDisplay, RevColor and Rev3D MRI software products. The Company plans on marketing these products for such use starting in calendar year 2010.

It could be months before our planned products are sold in the United States or anywhere else in the world. Our business is subject to numerous risks and uncertainties that are more fully described in “RISK FACTORS.”

On May 1, 2008, the Financial Industry Regulatory Authority (FINRA) approved the Company’s common stock to begin trading on the Over the Counter Bulletin Board.

Where You Can Find Us

Our principal executive office is located at 670 Marina Drive, 3rd Floor, Charleston, SC 29492, and our telephone number (843) 971-4848.  Our internet address is www.revolutionsmedical.com.

The Offering

Common stock offered by selling security holders	9,180,000 shares of common stock.

Common stock outstanding before the offering	35,873,891 common shares as of August 2 , 2010.

Common stock outstanding after the offering (1)	39,014,891 shares.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the Common Stock has been sold pursuant to the registration statement, (ii) three years or (iii) such time as all of the Common Stock become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holders. However, we will receive proceeds from sale of our common stock under the Equity Credit Agreement. In addition, we may also receive proceeds in the event that some or all of the warrants held by the individual investors are exercised for cash. The proceeds from the offering will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

OTC Bulletin Board Symbol	RMCP.OB

(1)
The number of shares of our common stock which shall be outstanding immediately after this offering is based upon 35,873,891 shares issued and outstanding as of  August 2 , 2010 , but excludes the 2,039,000 shares issuable upon exercise of the warrants issued to certain accredited investors and the 4,000,000 put shares for the Drawdown Equity Financing Agreement.

This offering relates to the resale of up to 9,180,000 shares of our common stock, par value $0.001 per share, by the Selling Security Holders, including (i) 4,000,000 Put Shares that we will put to Auctus pursuant to the Drawdown Equity Financing Agreement; (ii) 25,000 shares issued to Auctus Management, as additional consideration to the Drawdown Equity Financing Agreement (iii) 2,616,000 shares we issued to certain accredited investors in a private offering completed in April 2010; and (iv) 500,000 shares we issued to consultants of the Company for services rendered.  We are also registering 2,039,000 shares of our common stock that are issuable upon exercise of outstanding warrants.

On April 22, 2010, the Company entered into the Drawdown Equity Financing Agreement with Auctus, pursuant to which the Company has the opportunity, for a three-year period commencing on the date on which the SEC first declares this registration statement effective, to which this prospectus is made a part registering the resale of our common shares by Auctus to resell shares of our common stock purchased under the Drawdown Equity Financing Agreement. For each share of our common stock purchased under the Drawdown Equity Financing Agreement, Auctus will pay ninety-seven percent (97%) of the lowest closing bid price (the “Bid Price”) during the five (5) trading day period (the “Pricing Period”) commencing the date a put notice (the “Put Notice”) is delivered to Auctus (the “Put Date”) in a manner provided by the Drawdown Equity Financing Agreement.

In addition, pursuant to the Drawdown Equity Financing Agreement, in each Put Notice, we are required to specify a minimum stock price which, in no event shall be less than $0.25 (the “Floor Price”). In the event the Bid Price decreases below the Floor Price during the Pricing Period, Auctus shall immediately cease selling shares of the Company’s stock within the Put Notice.

We are relying on an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a private offering, Auctus is an “accredited investor” and/or qualified institutional buyer and Auctus has access to information about us and its investment.

At the assumed offering price of $0.24 per share, we will be able to receive up to $960,000 in gross proceeds, assuming the sale of the entire 4,000,000 shares being registered hereunder pursuant to the Drawdown Equity Financing Agreement. We would be required to register 37,666,667 additional shares to obtain the balance of $10,000,000 under the Drawdown Equity Financing Agreement at the assumed offering price of $0.24.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Drawdown Equity Financing Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Auctus will periodically purchase our common stock under the Drawdown Equity Financing Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Auctus to raise the same amount of funds, as our stock price declines.

Summary of Consolidated Financial Information

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Operations

For the Three Months Ended March 31,
	2010	2009
Total Revenue	$0	$0
Loss from operations	$(229,303)	$(302,678)
Net loss	$(229,303)	$(302,678)
Net loss per common share (basic and diluted)	$(0.01)	$(0.01)
Weighted average common shares outstanding	35,247,557	28,035,224

For the Years Ended December 31,
	2009	2008
Total Revenue	$0	$0
Loss from operations	$(2,463,751)	$(1,335,154)
Net loss	$(2,463,751)	$(1,335,154)
Net loss per common share (basic and diluted)	$(0.08)	$(0.09)
Weighted average common shares outstanding	31,848,172	14,541,824

Statement of Financial Position

For the Three Months Ended March 31,
	2010	2009
Cash and cash equivalents	$16,905	$426,455
Total assets	$105,747	$2,235,900
Working Capital	$(677,932)	$(1,036,675)
Long term debt	$-	$-
Stockholders’ equity ( deficit )	$(589,090)	$115,668

For the Years Ended December 31,
	2009	2008
Cash and cash equivalents	$67,228	$4,796
Total assets	$156,051	$28,072
Working Capital	$(537,609)	$(1,763,419)
Long term debt	$-	$-
Stockholders’ equity ( deficit )	$(448,786)	$(1,740,143)

RISK FACTORS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE OTHER FINANCIAL INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS WILL DEPEND UPON A NUMBER OF FACTORS BEYOND OUR CONTROL AND COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS. SOME OF THESE FACTORS ARE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

Risks Related to Our Business

BECAUSE WE HAVE NO PRODUCTS FOR SALE, WE DO NOT GENERATE REVENUE AND DO NOT HAVE OTHER RESOURCES TO FUND OPERATIONS; THESE CONDITIONS RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

Because the Company’s planned products are in the development stage, the Company has no revenue, earnings or cash flow to be self-sustaining. It could be several more years before the Company can expect to have sales. The Company’s independent accountants have stated, in their opinion to the audited financial statements for the period ended December 31, 2009, “the Company is a development stage company with insufficient revenues to fund development and operating expenses. The Company also has insufficient cash to fund obligations as they become due. These conditions raise substantial doubt about its ability to continue as a going concern.” Our failure to obtain the funding necessary to continue our activities will have a material adverse effect on our business, financial condition, and on the price of our common stock.

WE REQUIRE SUBSTANTIAL ADDITIONAL CAPITAL TO CONTINUE DEVELOPING OUR PLANNED PRODUCTS. WE MAY HAVE DIFFICULTY RAISING CAPITAL WHEN WE NEED IT, OR AT ALL. RAISING SUCH CAPITAL MAY DILUTE STOCKHOLDER VALUE. IF WE ARE UNABLE TO RAISE CAPITAL, WE MAY BE REQUIRED TO LIMIT OR CEASE OUR OPERATIONS, OR OTHERWISE MODIFY OUR BUSINESS STRATEGY

On April 22, 2010, we entered into the Drawdown Equity Financing Agreement with Auctus, pursuant to which, and subject to the terms and conditions therein, we shall issue and sell to Auctus, from time to time, and Auctus shall purchase, up to $10,000,000 of our common stock at price equal to 97% of the lowest closing bid price of our common stock during the five consecutive trading day period immediately after a put notice is delivered to Auctus. If we obtain additional funds by selling any of our common stock under the Drawdown Equity Financing Agreement, the percentage ownership of our stockholders will be reduced, or stockholders may experience additional dilution. If Auctus is unable to fulfill their obligations under the Drawdown Equity Financing Agreement, we may be required to cease operating or otherwise modify our business strategy.

We will require substantial additional capital thereafter to commercialize our planned products. Our commercialization efforts will include, but are not limited to, entering into agreements with third parties for manufacturing (including building molds, designing manufacturing processes and obtaining specialized equipment for our retractable safety syringe), marketing and distribution, and obtaining FDA and/or other regulatory approvals, all of which are necessary before our planned products can be sold and which may take a significant amount of time, if not years, to complete.

Due to the current economic conditions and the risks and uncertainties surrounding our Company, we may not be able to secure additional financing on acceptable terms, if at all. If we obtain additional funds by selling any of our equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience substantial dilution, the price of our common stock may decline, or the equity securities issued may have rights, preferences or privileges senior to the common stock. To the extent that services are paid for with common stock or stock options that are exercised and sold into the market, the market price of our common stock could decline and your ownership interest will be diluted. If adequate funds are not available to us on satisfactory terms, we will be required to limit or cease our operations, or otherwise modify our business strategy, which could materially harm our future business prospects.

IF WE DO NOT OBTAIN FDA APPROVAL FOR OUR FUTURE PLANNED PRODUCTS THEN OUR FUTURE PROSPECTS WILL BE HARMED

Our future planned products will require FDA approval before they can be sold in the United States. There are some planned products for which we have not yet applied for or received FDA approval. However we have received FDA approval on our RevVac Safety Syringe. Our Rev Color and 3D MRI software technology does not require FDA approval for educational and research purposes. We will begin to market these two products for only educational and research purposes very soon. There is no assurance that our other planned products will qualify for the FDA’s 510(k) pre-market notification approval process, which is less rigorous than a PMA.

The FDA approval process can take years and be expensive, especially if a PMA is required. A PMA is much more rigorous and expensive to complete than a 510(k). In addition, the Medical Device User Fee and Modernization Act, enacted in 2002, now allows the FDA to assess and collect user fees for 510(k) and for PMA applications. Fees for fiscal year 2007 for small businesses (companies with less than $100 million in sales) range from $3,326 for Section 510(k) pre-market notifications to $107,008 for PMAs, although fee reductions and waivers are available for companies qualifying as small businesses. There is no assurance that we will qualify for fee reductions or waivers or that we will have the funds necessary to apply for or obtain FDA approval for our planned products. The FDA approval process could take a significant amount of time, if not years, to complete and there is no assurance that FDA approval will ever be obtained. If FDA approval is not obtained, then we will not be able to sell our products in the United States, which would have a material adverse effect on our future business prospects.

OUR PLANNED PRODUCTS MAY PROVE TO BE TOO EXPENSIVE TO MANUFACTURE AND MARKET SUCCESSFULLY, WHICH WOULD HARM OUR FUTURE PROSPECTS

Our planned products may prove to be too expensive to manufacture and market successfully. Market acceptance of our products will depend in large part upon our ability to demonstrate the operational and safety advantages of our product as well as the cost effectiveness of our product compared to both standard and other safety needle products. If we are unable to produce products that are competitive with standard products, we will not be able to sell our products. This could have a material adverse effect on our operations.

IF WE ARE NOT ABLE TO ENTER INTO MANUFACTURING ARRANGEMENTS FOR OUR PLANNED PRODUCTS THEN OUR FUTURE PROSPECTS WILL BE HARMED

We have no experience in establishing, supervising or conducting commercial manufacturing. We plan to rely on third party contractors to manufacture our planned products. We may never be successful in establishing manufacturing capabilities for our planned products. Relying on third parties may expose us to the risk of not being able to directly oversee the manufacturing process, which may adversely affect the production and quality of our planned products. Furthermore, these third-party contractors, whether foreign or domestic, may experience regulatory compliance difficulty, mechanical shutdowns, employee strikes, or other unforeseeable acts that may delay or prevent production. We may not be able to manufacture our retractable safety needle in sufficient quantities at an acceptable cost, or at all, which could materially adversely affect our future prospects.

IF WE ARE NOT ABLE TO ESTABLISH MARKETING, SALES AND DISTRIBUTION ARRANGEMENTS FOR OUR SAFETY NEEDLE DEVICES THEN OUR FUTURE PROSPECTS WILL BE HARMED

We must establish marketing, sales and distribution capabilities before our planned products can be sold. We have no experience in establishing such capabilities. Until we have established manufacturing arrangements, we do not plan to devote any meaningful time or resources to establishing marketing sales or distribution capabilities. We intend to enter into agreements with third parties in the future to market, sell and distribute our planned products. However, we may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors.

If we do not enter into relationships with third parties to market, sell and distribute our planned products, we will need to develop our own such capabilities. We have no experience in developing, training or managing a sales force. If we choose to establish a direct sales force, we will incur substantial additional expenses in developing, training and managing such an organization. We may not be able to build a sales force on a cost effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, we will compete with many other companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete against these other companies. We may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all. We may be unable to engage qualified distributors. Even if engaged, they may fail to satisfy financial or contractual obligations to us. They may fail to adequately market our products. They may cease operations with little or no notice to us or they may offer, design, manufacture or promote competing products.

IF WE ARE UNABLE TO PROTECT OUR FUTURE PLANNED PRODUCTS, OR TO AVOID INFRINGING ON THE RIGHTS OF OTHERS, OUR ABILITY TO COMPETE WILL BE IMPAIRED

The Company does not yet have patent protection for some of its planned products and there is no assurance that such patent protections will be sought or secured. However, we do have U.S. patent protection for the RevVac Safety Syringe. We do not have foreign patent protection for some of our planned products. However, in December 2008, we commenced our application for foreign patent protection for our Rev Color and 3D MRI software technology. There is no assurance that we will have the financial resources to apply for other U.S. or foreign patent protections, that such U.S. or foreign patent protections will be available to us or if available, that they will result in any meaningful protection for our planned products. Even if we are successful in obtaining patent protection, whether in the U.S. or abroad, it may not afford protection against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate our technology.

Our commercial success depends in part on our avoiding the infringement of patents and proprietary rights of other parties and developing and maintaining a proprietary position with regard to our own technologies and products. We cannot predict with certainty whether we will be able to enforce our patents. We may lose part or all of patents we may receive in the future as a result of challenges by competitors. Patents that may be issued, or publications or other actions could block our ability to obtain patents or to operate as we would like. Others may develop similar technologies or duplicate technologies that we have developed or claim that we are infringing their patents.

Although we rely on trade secrets to protect our technology and require certain parties to execute nondisclosure and non-competition agreements, these agreements could be breached, and our remedies for breach may be inadequate. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. If we lose any of our trade secrets, our business and ability to compete could be harmed.

Despite our efforts to protect our proprietary rights, we face the risks that pending patent applications may not be issued, that patents issued to us may be challenged, invalidated or circumvented; that unauthorized parties may obtain and use information that we regard as proprietary; that intellectual property laws may not protect our intellectual property; and effective protection of intellectual property rights may be limited or unavailable in China, where we plan to manufacture our retractable safety syringe, or in other foreign countries where we may manufacture and/or sell our retractable safety needle devices. The lack of adequate remedies and impartiality under any foreign legal system may adversely impact our ability to protect our intellectual property.

We may become involved in litigation or interference proceedings declared by the U.S. Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States. If any of our competitors have filed patent applications or obtained patents that claim inventions that we also claim, we may have to participate in an interference proceeding to determine who has the right to a patent for these inventions in the United States. If a litigation or interference proceeding is initiated, we may have to spend significant amounts of time and money to defend our intellectual property rights or to defend against infringement claims of others. Litigation or interference proceedings could divert our management’s time and effort. Even unsuccessful claims against us could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Any of these events could harm our ability to compete and adversely affect our business.

An adverse ruling arising out of any intellectual property dispute could invalidate or diminish our intellectual property position. An adverse ruling could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license intellectual property from third parties. Costs associated with licensing arrangements entered into to resolve litigation or an interference proceeding may be substantial and could include ongoing royalties. We may not be able to obtain any necessary licenses on satisfactory terms or at all.

WE MUST OBTAIN REGULATORY APPROVALS IN FOREIGN JURISDICTIONS TO MARKET OUR PRODUCTS ABROAD

Whether or not FDA approval has been obtained, we must secure approval for our future planned products by the comparable non-U.S. regulatory authorities prior to the commencement of marketing of the product in a foreign country. The process of obtaining these approvals will be time consuming and costly. The approval process varies from country to country and the time needed to secure additional approvals may be longer than that required for FDA approval. These applications may require the completion of pre-clinical and clinical studies and disclosure of information relating to manufacturing and controls. Unanticipated changes in existing regulations or the adoption of new regulations could affect the manufacture and marketing of our products.

IF WE ARE NOT ABLE TO COMPETE SUCCESSFULLY, THEN OUR BUSINESS PROSPECTS WILL BE MATERIALLY ADVERSELY AFFECTED

Our retractable safety syringe, if developed and commercialized, will compete in the United States and abroad with the safety needle devices and standard non-safety needle devices manufactured and distributed by companies such as Becton Dickinson, Tyco International, Inc. (Kendall Healthcare Products Company), B. Braun, Terumo Medical Corporation of Japan, Med-Hut, Inc. and Johnson & Johnson. Developers of safety needle devices against which we could compete include Med-Design Corp., New Medical Technologies, Retractable Technologies, Inc., Univec, Inc. and Specialized Health Products International, Inc. Our Color MRI technology, if developed, approved and commercialized, will compete in the United States and abroad against technologies manufactured and distributed by companies such as GE and Siemens. Most of our competitors are substantially larger and better financed than we are and have more experience in developing medical devices and/or software than we do. These competitors may use their substantial resources to improve their current products or to develop additional products that may compete more effectively with our planned products, or may render our planned products obsolete. In addition, new competitors may develop products that compete with our planned products, or new technologies may arise that could significantly affect the demand for our planned products. Even if we are successful in bringing our planned products to market, there is no assurance that we can successfully compete. We cannot predict the development of future competitive products or companies.

In the U.S., the vast majority of decisions relating to the contracting for and purchasing of medical supplies are made by the representatives of group purchasing organizations (“GPOs”) rather than the end-users of the product (nurses, doctors, and testing personnel). GPOs and manufacturers often enter into long-term exclusive contracts which can prohibit entry in the marketplace by competitors. In the needle and syringe market, the market share leader, BD, has utilized, among other things, long-term exclusive contracts which have restricted entry into the market by most of our competitors. We may not be successful in obtaining any contracts with GPO’s, which would severely limit our product’s marketability in the U.S. We will be materially adversely affected if we are unable to compete successfully.

WE ARE VULNERABLE TO SUPERIOR COMPETING PRODUCTS OR NEW TECHNOLOGIES THAT COULD MAKE OUR RETRACTABLE SAFETY NEEDLE DEVICES OBSOLETE

We are vulnerable to the development of superior competing products and to changes in technology which could eliminate or reduce the need for our products. If a superior technology is created, the demand for our product could greatly diminish causing our commercialization efforts and future prospects to be materially adversely affected.

BECAUSE WE RELY ON THIRD PARTIES FOR RESEARCH AND DEVELOPMENT ACTIVITIES NECESSARY TO COMMERCIALIZE OUR PRODUCT, WE HAVE LESS DIRECT CONTROL OVER THOSE ACTIVITIES. THIS COULD HAVE A MATERIALLY ADVERSE EFFECT ON OUR FUTURE PROSPECTS

We do not maintain our own laboratory and we do not employ our own researchers. We have contracted with third parties in the past to conduct research, development and testing activities and we expect to continue to do so in the future. Because we rely on such third parties, we have less direct control over those activities and cannot assure you that the research will be done properly or in a timely manner, or that the results will be reproducible. Our inability to conduct research and development may delay or impair our ability to develop, obtain approval for and commercialize our retractable safety syringe. The cost and time to establish or locate an alternative research and development facility to develop our technology could have a materially adverse effect on our future prospects.

YOUR OWNERSHIP INTEREST MAY BE DILUTED AND THE VALUE OF THE SHARES OF OUR COMMON STOCK MAY DECLINE BY THE EXERCISE OF STOCK OPTIONS WE HAVE GRANTED OR MAY GRANT IN THE FUTURE AND BY THE COMMON STOCK WE HAVE ISSUED OR WILL ISSUE IN THE FUTURE

As of  August 2 , 2010, there are 12,153,750 options outstanding, which consisted of options to purchase common stock at exercise prices ranging from $0.08 - $0.55 cents per share, all of which are exercisable. 9,453,750 were granted in 2007 and 2008 at a weighted average price of .08 per share and are considered in the money as of March 31, 2010.  3,700,000 options outstanding are presently out of the money, of which 200,000 are exercisable at $0.30 per share and 3,500,000 are exercisable at $0.55 per share. 11,953,750 of the options, as of March 31, 2010 were granted to officers and directors.

We may decide, however, to modify the terms and/or exercise price of these “out of the money” options. To the extent that the outstanding options to purchase our common stock are exercised, your ownership interest may be diluted. If the options are exercised and sold into the market, they could cause the market price of our common stock to decline.

From time to time the Company has issued and plans to continue to issue shares of its common stock to pay current and future obligations. During 2009, the Company issued 630,000 shares for services. If and when, and to the extent that, those shares are sold into the market, they could cause the market price of our common stock to decline.

As of  August 2 , 2010, we had 250,000,000 shares authorized and 35,873,891 shares outstanding. The authorized but unissued shares have the same rights and privileges as the common stock presently outstanding. The unissued authorized shares can be issued without further action of the shareholders. If and when, and to the extent that, the unissued authorized shares are issued and sold into the market, they could cause the market price of our common stock to decline.

THE LOSS OF THE SERVICES OF CERTAIN THIRD PARTIES AND OUR OFFICER AND DIRECTOR COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

We are dependent upon the services of third parties related to development and commercialization of our planned products. The loss of their services and the inability to retain acceptable substitutes could have a material adverse effect on our future prospects. We are also dependent upon the services of Rondald L. Wheet, our Chief Executive Officer, Chief Financial Officer and director. The loss of his services or our inability to retain suitable replacements could have a material adverse effect on our ability to continue operating.

BECAUSE WE HAVE LIMITED EXPERIENCE IN THE MEDICAL DEVICE INDUSTRY, OUR BUSINESS MAY TAKE LONGER TO DEVELOP, WHICH COULD ADVERSELY AFFECT OUR FUTURE PROSPECTS

We have had limited experience in the medical device industry. Consequently, our business may take longer to develop, which could adversely affect our future prospects.

IF WE CANNOT GENERATE ADEQUATE, PROFITABLE SALES OF OUR PLANNED PRODUCTS, WE WILL NOT BE SUCCESSFUL

In order to succeed, we must develop commercially viable products and sell adequate quantities at a high enough price to generate a profit. We may not accomplish these objectives. Even if we succeed in developing a commercially viable product, a number of factors may affect future sales of our product. These factors include:

•	Whether we will be successful in obtaining FDA approval in the future;

•	Whether physicians, patients and clinicians accept our product as a viable, safe alternative to the standard medical syringe;

•	Whether the cost of our product is competitive in the medical marketplace; and

•	Whether we successfully contract the manufacture and marketing of the syringe to third parties or develop such capabilities ourselves.

OUR PLANNED PRODUCTS, IF SUCCESSFULLY COMMERCIALIZED, COULD BE EXPOSED TO SIGNIFICANT PRODUCT LIABILITY CLAIMS WHICH COULD BE TIME CONSUMING AND COSTLY TO DEFEND, DIVERT MANAGEMENT ATTENTION AND ADVERSELY IMPACT OUR ABILITY TO OBTAIN AND MAINTAIN INSURANCE COVERAGE, WHICH COULD JEOPARDIZE OUR LICENSE

The testing, manufacture, marketing and sale of our planned products will involve an inherent risk that product liability claims will be asserted against us. We currently do not have insurance which relates to product liability, but will seek to obtain coverage at such time as we have a product ready to sell, although there is no assurance we will be able to obtain or to pay for such coverage. Even if we obtain product liability insurance, it may prove inadequate to cover claims and/or costs related to potential litigation. The costs and availability of product liability insurance are unknown. Product liability claims or other claims related to our planned product, regardless of their outcome, could require us to spend significant time and money in litigation or to pay significant settlement amounts or judgments. Any successful product liability or other claim may prevent us from obtaining adequate liability insurance in the future on commercially desirable or reasonable terms. In addition, product liability coverage may cease to be available in sufficient amounts or at an acceptable cost. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our planned product. A product liability claim could also significantly harm our reputation and delay market acceptance of our planned products.

STRINGENT, ONGOING GOVERNMENT REGULATION AND INSPECTION OF OUR PLANNED PRODUCTS COULD LEAD TO DELAYS IN MANUFACTURE, MARKETING AND SALES

The FDA continues to review products even after they receive FDA approval. If and when the FDA approves our planned products, manufacturing and marketing will be subject to ongoing regulation, including compliance with current Good Manufacturing Practices, adverse reporting requirements and the FDA’s general prohibitions against promoting products for unapproved or “off-label” uses. We and any third party manufacturers we may use are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure to comply with these requirements could affect the manufacture and marketing of our planned products. In addition, the FDA can withdraw a previously approved product from the market at any time, upon receipt of newly discovered information.

HEALTHCARE REFORM AND CONTROLS ON HEALTHCARE SPENDING MAY LIMIT THE PRICE WE CAN CHARGE FOR OUR PLANNED PRODUCTS AND THE AMOUNT WE CAN SELL

The federal government and private insurers have considered ways to change, and have changed, the manner in which healthcare services are provided in the United States. Potential approaches and changes in recent years include controls on healthcare spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our product, if and when it is commercially available. Assuming we succeed in bringing our product to market, uncertainties regarding future healthcare reform and private practices could impact our ability to sell our product in large quantities at profitable pricing.

It is quite possible that new regulations could be proposed and adopted which could restrict marketing of our products. Although we are not presently aware of any such pending or proposed regulations, there is no assurance that they will not be enacted or imposed.

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT COULD AFFECT OUR ABILITY TO SELL OUR PLANNED PRODUCTS AT A PROFIT

Sales of medical products largely depend on the reimbursement of patients’ medical expenses by governmental healthcare programs and private health insurers. There is no guarantee that governmental healthcare programs or private health insurers will cover the cost of our product, if and when it is commercially available, or permit us to sell our product at a high enough price to generate a profit.

MR. RONDALD WHEET, OUR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND DIRECTOR, HAS VOTING CONTROL OF THE COMPANY AND CAN UNILATERALLY MAKE BUSINESS DECISIONS FOR US

As of the date hereof, because Mr. Rondald Wheet owns 1,000,000 Series 2006 Preferred shares, which gives him the right to vote 125 shares to one in addition to the shares of common stock he already owns, voting together as a single class with our common stock, he controls a majority of our common stock and can unilaterally make business decisions on our behalf.

Risks Related to Our Securities, Equity Line and this Offering

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR STOCK MORE DIFFICULT

Since our inception in 1986, we have engaged primarily in research and development, technology licensing, and raising capital. This limited history may not be adequate to enable you to fully assess our ability to develop and commercialize our planned products and to achieve market acceptance of our planned products and to respond to competition.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSESWE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

WE ARE REGISTERING AN AGGREGATE OF 4,000,000 SHARES OF COMMON STOCK TO BE ISSUED UNDER THE DRAWDOWN EQUITY FINANCING AGREEMENT.  THE SALE OF SUCH SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

We are registering an aggregate of 4,000,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Drawdown Equity Financing Agreement. The 4,000,000 shares of our common stock will represent approximately 11% of our shares outstanding immediately after our exercise of the put right. The sale of these shares into the public market by Auctus could depress the market price of our common stock.

AUCTUS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK

The common stock to be issued to Auctus pursuant to the Drawdown Equity Financing Agreement will be purchased at a 3% discount to the average of the lowest closing price of the common stock of any two trading days, consecutive or inconsecutive, during the five consecutive trading days immediately following the date of our notice to Auctus of our election to put shares pursuant to the Drawdown Equity Financing Agreement. Auctus has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Auctus sells the shares, the price of our common stock could decrease. If our stock price decreases, Auctus may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

OUR COMMON STOCK MAY DECLINE BY OUR DRAW ON OUR EQUITY CREDIT LINE, BY THE EXERCISE OF STOCK OPTIONS WE HAVE GRANTED OR MAY GRANT IN THE FUTURE, OR BY THE COMMON STOCK WE MAY ISSUE IN THE FUTURE

Effective April 22, 2010, we entered into a $10,000,000 Drawdown Equity Financing Agreement with Auctus. Pursuant to the Drawdown Equity Financing Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Auctus at a price equal to 97% of the lowest closing bid price of our common stock during the five (5) trading day period immediately following the date our put notice is delivered.  Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

OUR STOCK PRICE IS VOLATILE AND YOUR INVESTMENT IN OUR SECURITIES COULD DECLINE IN VALUE, RESULTING IN SUBSTANTIAL LOSSES TO YOU

The market price of our common stock, which is over the counter (OTCBB: RMCP), has been, and may continue to be, highly volatile. Our stock began trading on the OTC Bulletin Board under RMCP on May 1, 2008. Factors such as announcements of product development progress, financings, technological innovations or new products, either by us or by our competitors or third parties, as well as market conditions within the medical devices industry may have a significant impact on the market price of our common stock. In general, medical device stocks tend to be volatile even during periods of relative market stability because of the high rates of failure and substantial funding requirements associated with medical device companies. Market conditions and conditions of the medical device sector could also negatively impact the price of our common stock.

YOU MAY BE UNABLE TO SELL YOUR COMMON STOCK AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD, WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF SHAREHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET

Companies trading on the OTC Bulletin Board, such as Revolutions Medical Corporation, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

BECAUSE OUR STOCK IS CONSIDERED TO BE A “PENNY STOCK,” YOUR ABILITY TO SELL YOUR STOCK MAY BE LIMITED

The Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as “penny stocks”. The Securities and Exchange Commission (SEC) has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. If an exception is unavailable, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stock may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace.

ALTHOUGH WE BELIEVE THAT OUR SYSTEM OF DISCLOSURE CONTROLS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING ARE ADEQUATE, SUCH CONTROLS ARE SUBJECT TO INHERENT LIMITATIONS

Although we believe that our system of disclosure controls and internal controls over financial reporting are adequate, we cannot assure you that such controls will prevent all errors or all instances of fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company will be detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitation of a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

MR. WHEET, OUR CEO AND A DIRECTOR, HAS VOTING CONTROL OF THE COMPANY AND CAN UNILATERALLY MAKE BUSINESS DECISIONS FOR US. ALTHOUGH WE HAVE TWO OUTSIDE DIRECTORS, THERE ARE NO PROCEDURES IN PLACE TO RESOLVE POTENTIAL CONFLICTS AND TO EVALUATE RELATED PARTY TRANSACTIONS THAT ARE TYPICALLY REVIEWED BY INDEPENDENT DIRECTORS

Because Mr. Wheet owns 1,000,000 Series 2006 Preferred shares, which gives him the right to vote 125 shares to one in addition to the shares of common stock he already owns, voting together as a single class with the Company’s common stock, he controls a majority of the Company’s common stock and can unilaterally make business decisions on our behalf. Although we appointed two outside directors, there are no procedures in place to resolve potential conflicts and evaluate related party transactions that are typically reviewed by independent directors.

WE DO NOT EXPECT TO PAY DIVIDENDS

We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

USE OF PROCEEDS

The Selling Security Holders are selling all of the shares of our common stock covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of the common stock. However, we will receive proceeds from any sale of the common stock under the Drawdown Equity Financing Agreement with Auctus. In addition, we may receive proceeds in the event that some or all of the warrants held by a Selling Security Holder are exercised for cash. There can be no assurance that any of the Selling Security Holders will exercise their warrants or that we will receive any proceeds therefrom.  We intend to use the net proceeds received for working capital or general corporate needs.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTC Bulletin Board under the symbol “RMCP.” The proposed offering price of the Put Shares and the shares issued in the private offering in lieu of a private offering memorandum is $0.24, which is the closing bid price of our common stock on July 9, 2010, as reported by the OTC Bulletin Board, and the offering price of the 2,039,000 shares underlying the warrants is $0.50, which is equal to the exercise price of the warrant. The selling security holder may sell shares in any manner at the current market price.

DILUTION

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Drawdown Equity Financing Agreement.

The sale of our common stock to Auctus in accordance with the Drawdown Equity Financing Agreement may have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline.  In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus.  If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock.  Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Although the amount of shares that we may issue pursuant to the equity line will vary based on our stock price (the higher our stock price, the less shares we have to issue) the information set out below indicates the potential dilution of our shareholders if the full amount of the equity line is exercised.

SELLING SECURITY HOLDERS

We agreed to register for resale 9,180,000 shares of our common stock by the Selling Security Holders. The Selling Security Holders include (i) Auctus; (ii) Auctus Management; (iii) 2,616,000 shares we issued to certain accredited investors in a private offering completed in April 2010; and (iv) 500,000 shares we issued to consultants of the Company for services rendered.  We are also registering 2,039,000 shares of our common stock that are issuable upon the exercise of outstanding warrants.

Security Holder Pursuant to the Drawdown Equity Financing Agreement

Auctus is the potential purchaser of our common stock under the Drawdown Equity Financing Agreement.  The 4,000,000 Put Shares offered in this prospectus are based on the Drawdown Equity Financing Agreement between Auctus and us. Auctus may from time to time offer and sell any or all of the Put Shares that are registered under this prospectus. The put option price is 97% of the lowest closing Bid Price during the five (5) trading day period immediately following the Put Date.    We are also registering 25,000 shares issued to Auctus Management as additional consideration for entering into the Drawdown Equity Financing Agreement.

We are unable to determine the exact number of shares that will actually be sold by Auctus according to this prospectus due to:

•	the ability of Auctus to determine when and whether it will sell any of the Put Shares under this prospectus;
•	the uncertainty as to the number of Put Shares, which will be issued upon exercise of our put options under the Drawdown Equity Financing Agreement; and

The following information contains a description of how Auctus acquired (or shall acquire) the shares to be sold in this offering. Auctus has not held a position or office, or had any other material relationship with us, except as follows.

Auctus is a Massachusetts limited liability company. All investment decisions of, and control of, Auctus is held by its Managing Member, Al Sollami.  Auctus acquired, or will acquire, all shares being registered in this offering in the financing transactions with us.

On April 22, 2010, the Company entered into the Drawdown Equity Financing Agreement with Auctus pursuant to which we have the opportunity, for a three-year period beginning on the date on which the SEC first declares effective this registration statement registering the resale of our shares by Auctus, to sell shares of our common stock for a total purchase price of $10,000,000.

In addition, pursuant to the Drawdown Equity Financing Agreement, in each Put Notice, we are required to specify a “Floor Price.” In the event the Bid Price decreases below the Floor Price during the Pricing Period, Auctus shall immediately cease selling shares of the Company’s stock within the Put Notice.

In connection with the Drawdown Equity Financing Agreement, we paid Auctus Management a due diligence fee of 25,000 shares of our common stock.

We are relying on an exemption from the registration requirements of the Act for the private placement of our securities under the Equity Credit Agreement pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering, Auctus is an “accredited investor” and/or qualified institutional buyer and the Investor has access to information about us and its investment.

There is substantial risk to investors as a result of the issuance of shares of our common stock under the Drawdown Equity Financing Agreement. These risks include dilution of stockholders, significant decline in our stock price and our ability to draw sufficient funds under the Drawdown Equity Financing Agreement when needed.

Auctus will periodically purchase shares of our common stock under the Drawdown Equity Financing Agreement and will in turn, sell such shares to investors in the market at the prevailing market price. This may cause our stock price to decline, which will require the Company to issue increasing numbers of shares to Auctus to raise the same amount of funds, as our stock price declines.

Selling Security Holders in the Private Offering

The remaining 2,616,000 shares of our common stock being offered for resale in this registration statement are held by certain shareholders who purchase our common stock in a private offering pursuant to Rule 506 Regulation D promulgated under section 4(2) of the Securities Act completed in April 2010.

All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holder in connection with the sale of such shares.

Except as indicated below, neither the Selling Security Holders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the name of the Selling Security Holder, the number of shares of common stock beneficially owned by each of the Selling Security Holder as of  the date hereof and the number of share of common stock being offered by each of the Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholder is under no obligation to sell all or any portion of such shares nor is the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling security holder. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

Name	Shares Beneficially Owned Prior To Offering	Shares to be Offered	Amount Beneficially Owned After Offering (1)	Percent Beneficially Owned After Offering
Auctus Private Equity Fund, LLC (2)	4,000,000	4,000,000 (3)	0	0%
Cecily E. Brawner	393,000	131,000	262,000	less than 1%
Four Pillars, Ltd. (4)	450,000 (4)	350,000	100,000	less than 1%
Robert Yurgevic and Georgianna Yurjevic	30,000 (5)	30,000	0	0%
Peter Granville Atherton	150,000 (6)	150,000	0	0%
Dr. Wilfred Lee Alcorn	210,000 (7)	210,000	0	0%
Kevin Hedges	120,000 (8)	120,000	0	0%
Alan Itzen	30,000 (9)	30,000	0	0%
Burton P. Hodges, IRA	30,000 (10)	30,000	0	0%

Robert Tolemy and Lisa Tolemy	54,000 (11)	54,000	0	0%
Stephen Wheet	570,000 (12)	570,000	0	0%
Robert A. Nickle	60,000 (13)	60,000	0	0%
Robert N. Jordan and Loretta W. Jordan	30,000 (14)	30,000	0	0%
Lindsey W. Cooper Jr.	90,000 (15)	90,000	0	0%
William R. Hamill	120,000 (16)	120,000	0	0%
Van K. Johnson	300,000 (17)	160,000	140,000	less than 1%
Michael E. Housewright	225,000 (18)	175,000	50,000	less than 1%
Marc A. Welsh	45,000 (19)	45,000	0	0%
Donald Baker	60,000 (20)	60,000	0	0%
Richard Theriault	60,000 (21)	60,000	0	0%
Helen Hardesty Rooney & Troy Kerr	60,000 (22)	60,000	0	0%
Randy Couture	75,000 (23)	75,000	0	0%
Amy Lynn Blevins	60,000 (24)	60,000	0	0%
Margureitta Moroney and John Moroney	60,000 (25)	60,000	0	0%
Mac D. Cassidy Jr.	60,000 (26)	60,000	0	0%
Nine Eleven Finding Answers, Inc.	1,200,000 (27)	800,000	400,000	less than 1%
Beverly A. Silber Rogers	60,000 (28)	60,000	0	0%
David Hubbert	30,000 (29)	30,000	0	0%
Marshall Rawl	30,000 (30)	30,000	0	0%
Rebecca Wollenberg	120,000 (31)	120,000	0	0%
Thomas Z. Reed and Hope H. Reed	150,000 (32)	50,000	0	0%
South Carolina Investment Group, LLC	150,000 (33)	50,000	100,000	less than 1%
Steven Kavalla & Ellen Lambert	30,000 (34)	30,000	0	0%
Lynne M. Carlson	60,000 (35)	60,000	0	0%
Curt Broadway	75,000 (36)	25,000	0	0%
Jean Garneau	120,000 (37)	120,000	0	0%
Sam Zingales	60,000 (38)	60,000	0	0%
Andrew Hylad Tackitt	75,000 (39)	75,000	0	0%
Brad Martin	240,000 (40)	80,000	160,000	less than 1%
Philip M. Dalpiaz Sr. and Nancy A Dalpiaz and	75,000 (41)	75,000	0	0%
Richard J. D’Ovidio	75,000 (42)	75,000	0	0%
William T. Doswell III and Suzanne D. K. Doswell	75,000 (43)	75,000	0	0%
James A. Geffert	150,000 (44)	50,000	100,000	less than 1%
Stock Watch Alert, Inc.	500,000 (45)	500,000	0	0%
Auctus Private Equity Management, Inc.	25,000 (46)	25,000	0	0%

(1)	The number assumes the selling security holder sells all of the common shares being offering pursuant to this prospectus.

(2)
Auctus Private Equity Fund, LLC is a limited liability company organized and exiting under the laws of state of Massachusetts. Al Salami is the managing member of Auctus Private Equity Fund, LLC and, acting alone, has voting and dispositive power over the shares beneficially owned by Auctus Private Equity Fund, LLC.

(3)	The number assumes that Auctus purchases the maximum amount of registrable Put Shares in this registration statement.

(4)
John Fitzgerald is the principal of Four Pillars, Ltd. John Fitzgerald, acting alone, has voting and dispositive power over the shares beneficially owned by Four Pillars, Ltd.  This total includes 200,000 common shares and 150,000 shares underlying warrants.

(5)	This total includes 20,000 common shares and 10,000 common shares underlying warrants.

(6)	This total includes 100,000 common shares and 50,000 common shares underlying warrants.

(7)	This total includes 140,000 common shares and 70,000 common shares underlying warrants.

(8)	This total includes 80,000 common shares and 40,000 common shares underlying warrants.

(9)	Includes 20,000 common shares and 10,000 common shares underlying warrants.

(10)	This total includes 20,000 common shares and 10,000 common shares underlying warrants.

(11)	This total includes 36,000 common shares and 18,000 common shares underlying warrants.

(12)	This total includes 380,000 common shares and 190,000 common shares underlying warrants.

(13)	This total includes 40,000 common shares and 20,000 common shares underlying warrants.

(14)	This total includes 20,000 common shares and 10,000 common shares underlying warrants.

(15)	This total includes 60,000 common shares and 30,000 common shares underlying warrants.

(16)	This total includes 80,000 common shares and 40,000 common shares underlying warrants.

(17)	This total includes 60,000 common shares and 100,000 common shares underlying warrants.

(18)	This total includes 100,000 common shares and 75,000 common shares underlying warrants.

(19)	This total includes 30,000 common shares and 15,000 common shares underlying warrants.

(20)	This total includes 40,000 common shares and 20,000 common shares underlying warrants.

(21)	This total includes 40,000 common shares and 20,000 common shares underlying warrants.

(22)	This total includes 40,000 common shares and 20,000 common shares underlying warrants.

(23)	This total includes 50,000 common shares and 25,000 common shares underlying warrants.

(24)	This total includes 40,000 common shares and 20,000 common shares underlying warrants.

(25)	This total includes 40,000 common shares and 20,000 common shares underlying warrants.

(26)	This total includes 40,000 common shares and 20,000 common shares underlying warrants.

(27)
Michelle Hayes is the President of Nine Eleven Finding Answers, Inc., and, acting alone, has voting and dispositive power over the shares beneficially owned by Nine Eleven Finding Answers, Inc. This total includes 400,000 common shares and 400,000 common shares underlying warrants.

(28)	This total includes 40,000 common shares and 20,000 common shares underlying warrants.

(29)	This total includes 20,000 common shares and 10,000 common shares underlying warrants.

(30)	This total includes 20,000 common shares and 10,000 common shares underlying warrants.

(31)	This total includes 80,000 common shares and 40,000 common shares underlying warrants.

(32)	This total includes 0 common shares and 50,000 common shares underlying warrants.

(33)
Richard Dowdell is the Managing Partner of South Carolina Investment Group, LLC, and, acting alone, has voting and dispositive power over the shares beneficially owned by South Carolina Investment Group, LLC. This total includes 0 common shares and 50,000 common shares underlying warrants.

(34)	This total includes 20,000 common shares and 10,000 common shares underlying warrants.

(35)	This total includes 40,000 common shares and 20,000 common shares underlying warrants.

(36)	This total includes 0 common shares and 25,000 common shares underlying warrants.

(37)	This total includes 80,000 common shares and 40,000 common shares underlying warrants.

(38)	This total includes 50,000 common shares and 25,000 common shares underlying warrants.

(39)	This total includes 50,000 common shares and 25,000 common shares underlying warrants.

(40)	This total includes 0 common shares and 80,000 common shares underlying warrants.

(41)	This total includes 50,000 common shares and 25,000 common shares underlying warrants.

(42)	This total includes 50,000 common shares and 25,000 common shares underlying warrants.

(43)	This total includes 50,000 common shares and 25,000 common shares underlying warrants.

(44)	This total includes 0 common shares and 50,000 common shares underlying warrants.

(45)
Bryan Scott Key is the President of Stock Watch Alert, Inc., and, acting alone, has voting and dispositive power over the shares beneficially owned by Stock Watch Alert, Inc. This total includes 500,000 common shares and 0 common shares underlying warrants.

(46)
Auctus Private Equity Management, Inc. is a corporation authorized and existing under the laws of the state of Massachusetts.  Auctus Private Equity Management, Inc. is the general partner of Auctus Private Equity Fund, LLC.  Al Salami is the Principal of Auctus Private Equity Management, Inc., and, acting alone, has voting and dispositive power over the shares beneficially owned by Auctus Private Equity Management, Inc.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 9,180,000 shares (i) issued or (ii) to be issued (a) pursuant to the Drawdown Equity Financing Agreement, and (b) upon the exercise of the outstanding warrants, each held by certain Selling Security Holders.

The Selling Security Holders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales after this registration statement becomes effective;

●	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Security Holders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

To the extent permitted by law, the Selling Security Holders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The Selling Security Holders or their respective pledges, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holders. The Selling Security Holders that are broker-dealers are deemed to be underwriters. In addition, the other Selling Security Holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.

The Selling Security Holders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our Common Stock offered hereby will be paid by the selling stockholders.

Each of the Selling Security Holders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any Selling Stockholder. We will file a supplement to this prospectus if a Selling Stockholder enters into a material arrangement with a broker-dealer for sale of Common Stock being registered. If the Selling Security Holders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Security Holders. The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Auctus is an “underwriter” within the meaning of the Securities Act in connection with the sale of our common stock under the Drawdown Equity Financing Agreement. For each share of common stock purchased under the Drawdown Equity Financing Agreement, Auctus will pay 97% of the lowest closing Bid Price during the Pricing Period.

In connection with the Drawdown Equity Financing Agreement, we paid Auctus Management a due diligence fee of 25,000 shares of our common stock.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect Auctus to pay these expenses. We have agreed to indemnify Auctus and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $25,000. We will not receive any proceeds from the resale of any of the shares of our common stock by Auctus. We may, however, receive proceeds from the sale of our common stock under the Drawdown Equity Financing Agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 255,000,000 shares of capital stock, of which 250,000,000 shares are common stock, $0.001 par value per share, and 5,000,000 shares are preferred stock, $0.001 par value per share.

Common Stock

We are authorized to issue 250,000,000 shares of common stock, par value $0.001 per share, of which 35,873,891 shares were outstanding as of  August 2 , 2010.

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of our common stock do not have cumulative voting rights,  which means that the holders of a  majority  of the  shareholder  votes  eligible  to vote and voting for the election  of the board of directors can elect all members  of the board of directors. Holders of a majority of the issued and outstanding shares of common stock may take action by written consent without a meeting.

Upon any liquidation,  dissolution  or winding up, holders of shares of  our common stock are entitled to receive pro rata all of our assets available for distribution to shareholders. Holders of our common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share. On October 24, 2006, we designated 1,000,000 shares as Series 2006 Preferred Stock, which were then issued to Mr. Rondald Wheet, our Chief Executive Officer, Chief Financial Officer and Director. Each Series 2006 Preferred is convertible, at any time at the discretion of Mr. Wheet, into one share of our common stock. Each share of Series 2006 preferred stock has voting rights of 125 votes per share, voting together as one class with our common stock.  In October 2009, Tom O'Brien was issued 500,000 shares of Series 2006 Preferred Stock pursuant to 3 year employment contract as President.

As of the date hereof, we have 1,500,000 shares of preferred stock issued and outstanding.

Options

As of  August 2 , 2010, we had a total of 12,153,740 options outstanding, which consisted of options to purchase shares of our common stock at exercise prices ranging from $0.08 to $0.55 per share (of which all are exercisable).

8,453,750 options were granted in 2007 and 2008 at a weighted average price of $0.08 per share and are considered in the money as of March 31, 2010.  3,700,000 options outstanding are presently out of the money, of which 200,000 are exercisable at $0.30 per share and 3,500,000 are exercisable at $0.55 per share. 11,953,750 of the options, as of March 31, 2010 were granted to officers and directors.

To the extent that the outstanding options to purchase our common stock are exercised, your ownership interest may be diluted. If the options are exercised and sold into the market, they could cause the market price of our common stock to decline.

Warrants

As of  August 2 , 2010, there are 2,039,000 warrants to purchase shares of our common stock at an exercise price of $0.50, with anti-dilution and cashless exercise rights, sold in connection with the sale of common stock to certain individual investors in a private offering closing in April 2010.

Dividend

Holders of record of shares of our common stock are entitled to receive dividends when and if declared by the board of directors. As of the date hereof, we have not paid cash dividends on our common stock. Holders of our common stock are entitled to receive such dividends as may be declared and paid from time to time by the board of directors out of funds legally available.  We intend to retain any earnings for the operation and expansion of our future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, our financial condition and such other factors as the board of directors may consider.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Sutton Robinson Freeman & Co., P. C. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey.

DESCRIPTION OF BUSINESS

Business

Since 1997, Revolutions Medical Corporation (“Revolutions Medical,” the “Company,” “we,” “us” or “our”) has been endeavoring to design, develop and commercialize retractable safety needle devices. Our present product development effort is focused on the RevVac retractable safety syringe, which is designed specifically to reduce accidental needle stick injuries.

On February 22, 2009, the Company announced that it had received notification from the Federal Drug Administration (“FDA”) that the 510K application for the 3cc RevVac Safety Syringe was approved.

During 2009, Revolutions Medical, through its consultant, Strategic Product Development, Inc. (“SPD”), redesigned the RevVac safety syringe to reduce its parts and make it less expensive and easier to mass manufacture. The Company completed the redesign in the fall of 2009 and in December 2009, started the pilot run step of the manufacturing process. This pilot run will produce market ready samples that the Company can take to distributors, manufactures, and possible strategic partners.

On March 26, 2007, the Company completed the majority acquisition of the sole assets of Clear Image Acquisition Corporation (“Acquisition Corp”) pursuant to the Plan and Agreement of Reorganization of January 26, 2007. During the fourth quarter of 2008, the Company completed a short form merger with the remaining Acquisition Corp’s shareholders and now the Company owns 100% of Acquisition Corp’s proprietary technological assets.  See Note 9 “Acquisition of Clear Image Acquisition Corp” to the consolidated financial statements.

Revolutions Medical’s newly acquired proprietary MRI software technology tools are now referred to as RevDisplay, RevColor, and Rev3D.

Revolutions Medical is also focused on developing and commercializing color MRI technology - “MRI” referring to “Magnetic Resonance Imaging” equipment. Magnetic Resonance Imaging is a widely used imaging system that safely creates many different and detailed views of selected portions of the internal anatomy.  An MRI scanner is a large tunnel-shaped machine that will accommodate an adult lying down. Within the MRI scanner is a large magnet which directs harmless radio signals around sections of the body.  When these signals pass through the body, they release a signal.  The released signals are picked up by a receiver inside the MRI scanner and then sent to a computer. The computer analyzes the signals and converts them to a visual image that is displayed on a viewing monitor and then printed on special film. The images produced by the scanner are gray-scale images similar to an x-ray. These gray-scale images can be difficult and time consuming to “read.” A radiologist “reads” these images on film by comparing the different scans of each tissue slice, sometimes evaluating one hundred to three hundred individual gray images to obtain a diagnosis. The successful diagnosis of a condition, using MRI, depends not only on the ability of the radiologist to detect the subtle differences in shades of gray, but also the radiologist’s ability to compare visually the vast number of images.

The Company is engaged in the development of technology which can segmented and reference MRI images.  By “segmenting” an image, the Company’s technology will let the user select a part of the image (bone, fluid, tissue) and render that selection in 3 dimensions. Essentially, different components of an image are given different colors and the user can choose the color or colors to be studied, thus eliminating those portions colored with the colors being discarded.  By “referencing” the image to a data base, the user can obtain similar, identified images to aid the user in interpretation of the image being studied.  Although the current stage of the Company’s technology uses color MRI technology, the Company believes that it is sufficiently separate from the technology licensed to Clear Image by USFRF to permit it to proceed regardless of the status of the license from USFRF. In addition, the Company owns four (4) separate patent applications, filed in June of 2007, each of which were assigned over by Clear Image’s consultant, SPD.

The Company is currently working with numerous sources to clinically validate its proprietary MRI software tools. Once the Company receives its first validations, it can implement its software as service (SAS) business model to market its tools globally using teleradiology.

Because our planned products are in various stages of development, we have no revenue. Our efforts to date have been funded almost entirely through sales of our common stock. We require substantial additional capital to complete the mass manufacturing, distributing and commercialization of the RevVac retractable safety syringe and our proprietary color MRI software. There is no assurance that such capital will be available to us when needed, on acceptable terms, or at all. There is no assurance that our planned products will be commercially viable. Our present and future collaborative partners may require significant amounts of time to complete product design, develop manufacturing processes and/or to obtain specialized equipment, if any is required. Some of our future planned products will also require FDA approval before they can be sold in the United States and similar approvals from foreign countries where our products may be marketed. Obtaining government approval, whether in the U.S. or elsewhere, is a time-consuming and costly process with no guarantee of approval.

Recent Developments

On February 22, 2009, the Company announced that it had received notification from the FDA that the 510K application for the 3cc RevVac Safety Syringe has been approved. Furthermore, FDA approval is not needed for educational and research use of our RevDisplay, RevColor and Rev3D MRI software products. The Company plans on marketing these products for such use starting in calendar year 2010.

It could be months before our planned products are sold in the United States or anywhere else in the world. Our business is subject to numerous risks and uncertainties that are more fully described in “RISK FACTORS.”

On May 1, 2008, the Financial Industry Regulatory Authority (FINRA) approved the Company’s common stock to begin trading on the Over the Counter Bulletin Board.

Distribution Method of Products and Services

In the U.S., the vast majority of decisions relating to the contracting for and purchasing of medical supplies are made by the representatives of group purchasing organizations (“GPOs”) rather than the end-users of the product (nurses, doctors, and testing personnel). GPOs and manufacturers often enter into long-term exclusive contracts which can prohibit entry in the marketplace by competitors. In the needle and syringe market, the market share leader, Becton-Dickinson, has utilized, among other things, long-term exclusive contracts which have restricted entry into the market by most of our competitors. We may not be successful in obtaining any contracts with GPOs, which would severely limit our product’s marketability in the United States. See “RISK FACTORS.”

We presently do not have any products for sale, but expect to have one or more products for sale by the end of 2010. We plan to seek distribution arrangements with established medical device manufacturers in the future, but there is no assurance that we will be successful in establishing or maintaining such relationships. See “RISK FACTORS.”

Status of Planned Products

On February 22, 2009, the Company announced that it had received notification from the FDA that the 510K application for the RevVac Safety Syringe has been approved.

This syringe uses vacuum technology to suck the needle into the plunger after use. The syringe cannot be reused once the vacuum is activated. The Company believes its safety syringe has many advantages over its competition including price, ease of use, and safety. It should help reduce accidental needle stick injuries and also aid in reducing the spread of contagious diseases. You may view a video of the syringe in use on are website at www.revolutionsmedical.com. The Company also believes that, with the help of government regulation initiatives, individual state laws, and the importance of world health concerns, the safety syringe market will continue to have substantial growth into the foreseeable future.

The Company introduced its proprietary Color MRI software tools at the prestigious Radiological Society of North America (RSNA) show in Chicago, IL at the beginning of December 2009.  Based upon the feedback from the show, the Company is currently working on clinical validations with numerous sources directed at concussions, stroke, Alzheimer’s and breast disease.  The Company believes that its proprietary color MRI software will eventually aid in the enhanced diagnosis, detection, and monitoring of such diseases and afflictions.

When an MRI is taken, the black and white images are sent to a picture archiving and communication system (“PACS”), which displays the images for a radiologist to view.  By using high speed internet, these images can be securely sent to the Company’s secure website, after a secure account is opened. This process is called teleradiology. For a small nominal fee the Company will use its proprietary software, based upon specific parameters and information provided, and send back the images in enhanced color and sorted in correct sequence along with the original black and white images in a matter of minutes.  A video of the MRI software can be found on the Company’s website.

Competitive Business Conditions, Competitive Position and Methods of Competition

The safety medical device market is highly competitive. The leading manufacturers and marketers of safety medical devices are Becton-Dickinson, Tyco International, Inc. (Kendall Healthcare Products Company), B. Braun, Terumo Medical Corporation of Japan, Medi-Hut, Inc., and Johnson & Johnson. Developers of safety medical devices, which we compete against for license and collaborative arrangements with medical device and pharmaceutical companies, include Med-Design Corporation, New Medical Technologies, Retractable Technologies, Inc., Univec, Inc. and Specialized Health Products International. Our competitors have substantially greater assets, technical staffs, established market shares, and greater financial and operating resources than we do. There is no assurance that we can successfully compete. See “RISK FACTORS.”

Traditionally, competition regarding non-safety medical devices was primarily based upon price with little differentiation between products. We expect our products to compete against both safety products and non-safety products based upon safety and ease of use and disposal. Most of the safety medical devices we will compete with are priced substantially above the cost of non-safety products. Market demand for safety devices is being driven by the estimated costs associated with accidental needle sticks and by government mandates.

Sources of Raw Materials and the Names of Principal Suppliers

We do not presently manufacture any products, so we have no raw material requirements at this time. The materials used to make our planned products are commercially available from a number of suppliers. The manufacturing process will be highly technical and demanding, with very low fault tolerances. There is no assurance that we will be able to engage a company capable of manufacturing the safety syringe in a cost-effective manner or at all. See “RISK FACTORS.”

Dependence on One or Few Major Customers

We anticipate that our safety syringe will be marketed to the entire field of medical professionals. We do not anticipate being dependent on any particular customer, however, at this time, we cannot know if any one customer will account for more than 1% of our anticipated safety syringe sales.

Patents, Trademarks, Licenses, Royalty Agreements or Labor Contracts

In June 2007, we filed four utility patents focused on its MRI imaging software technology. These patents were based on the provisional patents and acquired in the Clear Image Acquisition transaction in 2008.  It is believed that these patents will provide the basis for a family of MRI imaging and search product offerings and also solidify its established intellectual property. See “RISK FACTORS.”

In September 2005, we filed a patent with Globe Med Tech, and the Company owns 50% of this pending patent. The Company filed a lawsuit to rescind, terminate and seek monetary damages for the non-fulfillment and breach of the joint venture agreement and other related agreements with Globe Med Tech, in addition to an accounting of expenditures of funds under the terms and provisions of the agreements. (see Item 3 - Legal Proceedings and “RISK FACTORS”). This patent was published January 13, 2009.

•
RMCP SAFETY SYRINGE PATENTS. A U.S. patent covering our retractable safety syringe design was published on January 28, 2005. This patent will expire on April 9, 2023. Two additional US patents covering the Company’s vacuum design have been issued and published prior to this patent. The Company has filed applications for foreign patent protection for the following countries: Canada, Mexico, Taiwan, Japan, China, Australia, and in Europe. See “RISK FACTORS.”

•
RMCP BLOOD SAMPLING DEVICE PATENT. A U.S. patent covering the Company’s blood sampling device was published on April 10, 2003. The Company has not filed any applications for foreign patent protection. See “RISK FACTORS.” The time limit for applying for a foreign patent on this device has expired.

•
PATENT APPLICATIONS FOR COLOR AND 3D MRI SOFTWARE TECHNOLOGY. In June 2007, the Company filed four patent applications related to the Color and 3D MRI technology, none of which has yet been published. The Company also filed an application for foreign patent protection in Europe. There is no assurance that any of the patent applications will be published or that any patent protection for the Color MRI technology can or will be obtained. See “RISK FACTORS.”

Need for Governmental Approval

Pursuant to the Federal Food, Drug and Cosmetic Act, the FDA regulates the research, design, testing, manufacture, safety, labeling, storage, record keeping, advertising and promotion, distribution, and production of medical devices in the United States. The Company’s safety needle devices are considered to be medical devices, are subject to FDA regulation, and must receive FDA approval prior to sale in the United States.

Medical devices are classified into one of three classes, depending on the controls deemed by FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g. labeling, pre-market notification and adherence to Quality System regulations, which have replaced Good Manufacturing Practice regulations.) These devices are subject to the lowest level of regulatory control. Class II devices are subject to general controls and to special controls (e.g. performance standards, post-market surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those that must receive pre-market approval by the FDA to ensure their safety and effectiveness, and require clinical testing and FDA approval prior to marketing and distribution. Class III devices are the most rigorously regulated.

Generally, before a new device can be introduced into the market in the United States, the manufacturer must obtain FDA clearance through a 510(k) pre-market notification or approval of a premarket approval (“PMA”) application. If a medical device manufacturer can establish that a device is “substantially equivalent” to a legally marketed Class I, Class II device, or a Class III device for which FDA has not called for PMAs, the manufacturer may seek clearance from FDA to market the device by filing a 510(k) pre-market notification. The 510(k) pre-market notification will need to be supported by appropriate data establishing the claim of substantial equivalence to the satisfaction of the FDA.

If the Company or its collaborative partners cannot establish that the Company’s safety needle devices are substantially equivalent to legally marketed predicate devices, pre-market approval of the device through submission of a PMA application must be obtained. A PMA application must be supported by valid scientific evidence, including pre-clinical and clinical trial data, as well as extensive literature to demonstrate a reasonable assurance of the safety and effectiveness of the device. The PMA represents the most rigorous form of FDA regulatory approval.

The Medical Device User Fee and Modernization Act, enacted in 2002, authorizes the FDA to assess and collect review fees for Section 510(k) pre-market notifications and pre-market approval applications filed on or after October 1, 2002. Fees for fiscal year 2007 for small businesses (companies with less than $100 million in sales) range from $3,326 for Section 510(k) pre-market notifications to $107,008 for PMAs, although fee reductions and waivers are available for companies qualifying as small businesses.

There is no assurance that any of our other planned products will qualify for the 510(k) pre-market notification approval process or that the Company will have the funds necessary to seek FDA approval. There is no assurance that any of our other planned products will obtain FDA approval.

If FDA approval is received on future planned products, however, then the Company and/or its collaborative partner (depending on who is manufacturing and marketing) would also be required to comply with FDA post-market reporting requirements, including the submission of reports on certain adverse events and malfunctions, and requirements governing the promotion of medical devices. In addition, modifications to our devices may require the filing of new 510(k) submissions or pre-market approval supplements, and we will need to comply with FDA regulations governing medical device manufacturing practices. The FDA requires medical device manufacturers to register as such and subjects them to periodic FDA inspections of their manufacturing facilities. The FDA requires that medical device manufacturers produce devices in accordance with the FDA’s current Quality System Regulation (QSR), which governs the methods, facilities and controls used for the design, manufacture, testing, packaging, labeling and storage of medical devices.

There is a different set of regulatory requirements in place for the European Union (EU). In the EU, a company putting a medical device onto the market must comply with the requirements of the Medical Devices Directive (MDD) and affix the CE mark to the product to attest to such compliance. To achieve this, the medical devices in question must meet the “essential requirements” defined under the MDD relating to safety and performance, and the relevant company must successfully undergo a verification of its regulatory compliance by a third party standards certification provider, known as “Notified Body.” The nature of the assessment will depend on the regulatory class of products concerned, which in turn determines the precise form of testing to be undertaken by the Notified Body.

The requirements of the MDD must be complied with by the “manufacturer of the device,” which is defined as the party responsible for the design, manufacture, packaging and labeling of the device before it is placed on the EU market, regardless of whether these operations are carried out by this entity or on its behalf.

Accordingly, where medical devices are marketed by our potential licensees or by collaborative partners under their names, compliance with the MDD will be their responsibility. In the event that we decide to manufacture devices to be distributed in the EU market under our name, all compliance responsibilities will be borne by us.

There may be numerous other approvals needed before our products can be sold in countries other than the United States or the European Union. There is no assurance that the Company or its collaborative partners, if any, will be successful in obtaining such approvals.

Effect of Existing or Probable Governmental Regulation

Regulatory actions at the federal and state level promote the use of safety needles to reduce the risk of accidental needle sticks. On July 1, 1999, California, through its state Occupational Safety and Health Administration (OSHA) program, began requiring the use of safety needles. Other states such as Texas, Tennessee, Maryland and New Jersey have passed similar legislation.

On November 6, 2000, President Clinton signed the Needle stick Safety and Prevention Act amending OSHA’s Blood borne Pathogens Standard to require that employers implement the use of safer medical devices in their facilities. To implement the statutory mandates in the Needle stick Safety and Prevention Act, OSHA has issued a number of further revisions to its Blood borne Pathogens Standard. The revised standard became effective on April 18, 2001. The new standard provisions impose several needle device safety requirements on employers, including:

•	evaluation and implementation of safer needle devices as part of the re-evaluation of appropriate engineering controls during an employer’s annual review of its exposure control plan;

•	documentation of the involvement of non-managerial, frontline employees in choosing safer needle devices; and

•	establishment and maintenance of a sharps injury log for recording injuries from contaminated sharps.

On November 27, 2001, OSHA issued a compliance directive (CPL 2-2.69) that advises OSHA’s regional offices on the proper interpretation and enforcement of the revised Blood borne Pathogens Standard provisions. The compliance directive confirms that the consideration of safer needle devices, in annually reviewing and updating the exposure control plan, is a critical element of the Blood borne Pathogens Standard. The directive also stresses that the standard requires employers to use engineering controls (e.g., safer needle devices) if such controls will remove or eliminate the hazards to employees. As a result of these regulatory actions, we anticipate that the demand for safety medical devices such as those we have designed will continue to increase for the foreseeable future.

Number of total employees and number of full time employees

We presently have 3 full-time employees. Services such as product design and development, accounting and financial reporting are provided by third parties on a contract basis. Consequently, developing our business may require a greater period of time than if we had full time employees. See “RISK FACTORS.”

DESCRIPTION OF PROPERTY

On September 1, 2009, the Company entered into a five (5) year lease agreement with Osprey South, LLC (“Osprey”), to lease the property at 670 Marina Drive, Suite 301, Building F, Charleston, South Carolina, 29492.  The leased property is approximately 2,395 square feet.  During the course of the five (5) year lease, ending on August 31, 2014, the Company is to pay to Osprey $4,500 in monthly rental installments payable on the first day of each succeeding month.

LEGAL PROCEEDINGS

Other than as set forth below, we are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

On November 3, 2005, the Company and Globe Med Tech, Inc. entered into a definitive joint venture agreement to patent, develop, manufacture, market and distribute safety needle products throughout the world. In connection with the agreement, the Company issued restricted shares of its common stock, valued at $625,066, to Globe. Subsequent to December 31, 2006, the Company ended the joint venture and cancelled the shares common stock and options that were issued to Globe pursuant to the agreement. On March 1, 2007, the Company filed a lawsuit in the District Court of Tulsa County, Oklahoma against Globe Med Tech, Inc. to rescind, terminate and seek monetary damages for the non-fulfillment and breach of the joint venture agreement entered into November 3, 2005 and other related agreements, in addition to an accounting of expenditures of funds under the terms and provisions of the agreements. On May 11, 2007, a partial default judgment against Globe was granted by the District Court of Harris County, Texas. The partial default judgment as to liability only was granted with respect to the Company’s causes of action against Globe for breach of contract, conversion and common law fraud with respect to the Company’s Original Petition and Application for Temporary and Permanent Injunctions against Globe on January 30, 2007. On August 13, 2007, the Company was granted a final default judgment for permanent injunctive relief and for damages in the amount of $14,029,000 against Globe. Globe has appealed the judgment. On November 23, 2007, the Court signed an order granting Globe’s Motion for New Trial and setting aside the Final Default Judgment entered in favor of the Company on August 13, 2007.

On October 29, 2008, the Company filed a lawsuit in the district court of Harris county Texas, a lawsuit for fraud and contempt of court against Globe Med Tech and Andy Hu, individually. In response, Globe filed a motion to stay the lawsuit based upon the forum selection clause in the joint venture agreement between RMC and Globe, which provides that the exclusive forum for all disputes relating to the Joint Venture Agreement shall be Oklahoma state court/Tulsa County. Due to the Texas state district’s court’s backlog of cases and the withdrawal of Globe and Hu’s counsel, the motion to stay was not heard until May 1, 2009. The motion was granted as to Globe; however, Hu did not join in the motion and, after the May 1, 2009 hearing, filed a separate motion to stay, based upon the same grounds as Globe’s motion. Hu’s motion to stay was denied at a May 8, 2009 hearing. Accordingly, RMC intends to proceed with discovery with respect to its claims against Hu, including without limitation obtaining the deposition of key witnesses.

The Company’s is pursuing its lawsuit in the District Court of Tulsa County, Oklahoma, against Globe Med Tech to rescind, terminate and seek monetary damages for the non-fulfillment and breach of the joint venture agreement entered into November 3, 2005, with new counsel, Parks and Beards.  The Company expects to have a scheduled court date in 2010.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

(a) Market Information

Our common stock is traded over the counter under the trading symbol “RMCP.” The high and low prices for our common stock during the calendar quarters ended were:

Quarter ended	High	Low
March 31, 2010	$0.45	$0.26
December 31, 2009	$0.540	$0.350
September 30, 2009	$0.540	$0.270
June 30, 2009	$0.650	$0.400
March 31, 2009	$0.540	$0.200
December 31, 2008	$0.480	$0.140
September 30, 2008	$0.570	$0.260
June 30, 2008	$0.590	$0.120

Quotations on the OTC bulletin board reflect bid and ask quotations, may reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

(b) Holders

As of  August 2 , 2010, there were approximately 613 holders of record of our common stock. This figure does not take into account those shareholders whose certificates are held in the name of broker-dealers or other nominees.

(c) Dividends

We have not declared any dividends in the past, and we do not plan to declare dividends in the future.

PENNY STOCK RULES

The U.S. Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock, which limits the ability to sell the stock.  The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

•	Contains a description of the nature and level of risk in the market for penny stock in both Public offerings and secondary trading;

•
Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

•	Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

•	Contains a toll-free number for inquiries on disciplinary actions;

•	Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	The bid and offer quotations for the penny stock;

•	The compensation of the broker-dealer and its salesperson in the transaction;

•	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling their securities.

INFORMATION WITH RESPECT TO THE REGISTRANT

Transfer Agent

Our independent stock transfer agent is American Stock Transfer and Trust Company at 6201 15th Avenue Brooklyn, NY 11219.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Special Note Regarding Forward-Looking Statements

This registration statement other periodic reports filed by the Company from time to time with the Untied States Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission, relating to the Company’s industry, the Company’s operations and results of operations, and any businesses that the Company may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.  The following discussion should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this report.

Since 1997, we have been working to design, develop and commercialize retractable safety needle devices. Our present product development effort is focused on the RevVac retractable safety syringe, which is designed specifically to reduce accidental needle stick injuries. On February 6, 2007, the Company announced an agreement with Strategic Product Development, Inc. (“SPD”) to provide FDA regulatory compliance, manufacturing management capabilities and ongoing product development services. On March 5, 2007, the Company announced that SON Medical, a privately held contract regulatory and testing consulting firm located in the Boston area, was chosen to conduct lab testing for the Company’s RevVac retractable safety syringe.

On March 26, 2007, the Company completed the acquisition of the sole asset of Clear Image Acquisition Corporation (“Acquisition Corp”) pursuant to the Plan and Agreement of Reorganization of January 26, 2007. See Note 9 “Acquisition of Clear Image Acquisition Corp” to the consolidated financial statements for the year ended December 31, 2008 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on September 30, 2009.

Because our planned products are in various stages of development and/or manufacturing, we have no revenue. Our efforts to date have been funded almost entirely through sales of our common stock. We require substantial additional capital to complete the development and manufacturing of the RevVac retractable safety syringe and the Clear Image color MRI software. It could be months, if ever, before our planned products are sold in the United States or anywhere else in the world.

Plan of Operation

On April 23, 2009, the Company announced that it had acquired the exclusive rights to license an FDA-approved breast biopsy localization system. The Company recently signed a worldwide exclusive license agreement with Strategic Product Development for an image-guided navigation system that incorporates high accuracy breast biopsies systems (“BSS”) to conventional mammography systems, which number more than 50,000 globally. This technology has already received 510K market clearance by the FDA. BSS facilitates accurate and fast non-palpable lesions and micro calcification localization in the treatment of breast cancer. It is a low-cost, standalone stereotactic image-based system which uses data from a pair of mammograms to enable radiologists to accurately position a localization needle or biopsy tool at the location of suspicious abnormalities. The system can also be modified to leverage existing popular biopsy tools. The technology can be used to provide a technology platform for future development, including multi-modal breast imaging for the image fusion of MRI and X-Ray images. The BSS will be modified to use Rev Med’s proprietary safety syringe technology as well. The Company believes that this technology has the potential to be deployed in the vast majority of more than 50,000 mammography machines that are currently in use worldwide, including more than 15,000 in the United States.

In May 2009, the US Patent Office informed SPD that the one pending patent application covering this technology should be separated into 4 specific patents. Since the Company’s major interest is in the Breast Stabilization technology patent, which has now been separated from the rest of the technology, it is in negotiations to acquire just that one patent rather than licensing the whole technology. The Company expects to complete negotiations in 2010.

On February 22, 2009, the Company announced that it had received notification from the FDA that the 510K application for the RevVac Safety Syringe has been approved.

This syringe uses vacuum technology to suck the needle into the plunger after use. The syringe cannot be reused once the vacuum is activated. Rev Med believes its safety syringe has many advantages over its competition including price, ease of use, and safety. It should help reduce accidental needle stick injuries and also aid in reducing the spread of contagious diseases. You may view a video of the syringe in use on are website at www.revolutionsmedical.com. The Company also believes that with the help of government regulation initiatives, individual state laws, and the importance of world health concerns, the safety syringe market will continue to have substantial growth into the foreseeable future.

The Company introduced its proprietary Color MRI software tools at the prestigious Radiological Society of North America (RSNA) show in Chicago, IL at the beginning of December 2009.  Based upon the feedback from the show, the company is currently working on clinical validations with numerous sources directed at concussions, stroke, Alzheimer’s and breast disease.  The company believes that its proprietary color MRI software will eventually aid in the enhanced diagnosis, detection, and monitoring of such diseases and afflictions.

When an MRI is taken, the black and white images are sent to a picture archiving and communication system (“PACS”), which displays the images for a radiologist to view. By using high speed internet, these images can be securely sent to the Company's secure website, after a secure account is opened. This is called teleradiology. For a small nominal fee the company will use its proprietary software, based upon specific parameters and information provided, and send back the images in enhanced color and sorted in correct sequence along with the original black and white images in a matter of minutes.  A video of the MRI software can be found on the Company’s website.

Liquidity and Capital Resources and Cash Requirements

As of March 31, 2010, the Company did not have and continues to not have sufficient cash to pay present obligations as they become due. We are searching for additional financing to generate the liquidity necessary to continue our operations. Due to current economic conditions and the Company’s risks and uncertainties, there is no assurance that we will be able to raise any additional capital on acceptable terms, if at all. Because of these uncertainties, the auditors have expressed substantial doubt about our ability to continue as a going concern.  If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock.

Because we do not currently generate any cash from operations and have no credit facilities available, our only means of funding is through the sale of our common stock. We presently have 250,000,000 shares of common stock authorized, of which 35,873,891 shares were issued and outstanding as of  August 2 , 2010. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock. If adequate funds are not available to us when needed on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy.

Estimate of the Amount Spent on Research and Development

R&D expenses were $303,000 and $246,040 in 2009 and 2008, respectively.

Costs and effects of environmental compliance

The Company has not spent any sums on environmental compliance and does not expect to be required to spend any sums on environmental compliance in the future, unless the Company chooses to become a manufacturer of its own products, which is not likely. Should the Company be successful in establishing collaborative arrangements with an established manufacturer, all environmental costs would be borne by the manufacturer.

Number of total employees and number of full time employees

We presently have 3 full-time employees. Services such as product design and development, accounting and financial reporting are provided by third parties on a contract basis. Consequently, developing our business may require a greater period of time than if we had full time employees. See “RISK FACTORS.”

Expected Purchase or Sale of Plant and Significant Equipment

We do not expect to purchase a plant or significant equipment over the next twelve months.

Expected Significant Changes in the Number of Employees

We do not expect significant changes in the number of employees over the next twelve months.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) periodically issues new accounting standards in a continuing effort to improve standards of financial accounting and reporting. Management has reviewed the recently issued pronouncements and concluded that the following new accounting standards are potentially applicable to the Company.

In December 2007, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

Also, in December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51,” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting non-controlling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interests. SFAS 160 was effective for the Company on January 1, 2009. SFAS 160 had no impact on the Company’s financial position, results of operations or cash flows.

 In February 2008, the FASB issued FASB Staff Position No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP 140-3”). This FSP provides guidance on accounting for a transfer of a financial asset and the transferor’s repurchase financing of the asset. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under SFAS 140. FSP 140-3 was effective for the Company on January 1, 2009. The adoption of FSP 140-3 had no impact on the Company’s financial position, results of operations or cash flows.

 In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets,” (“FSP 142-3”). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles. This FSP was effective for the Company on January 1, 2009 and had no material impact on the Company’s financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS 162 is effective November 15, 2008. The FASB has stated that it does not expect SFAS 162 will result in a change in current practice. The application of SFAS 162 had no effect on the Company’s financial position, results of operations or cash flows.

The FASB issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” (“FSP APB 14-1”). The Staff Position specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 provides guidance for initial and subsequent measurement as well as de-recognition provisions. The Staff Position was effective as of January 1, 2009 and had no material effect on the Company’s financial position, results of operations or cash flows.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” (“FSP EITF 03-6-1”). The Staff Position provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 was effective January 1, 2009, and had no effect on the Company’s financial position, results of operations, earnings per share or cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

We have no significant known off balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers at December 31, 2009. There is no familial relationship between or among the nominees, directors or executive officers of the Company:

NAME	AGE	POSITION	OFFICER AND/OR DIRECTOR SINCE

Rondald Wheet	45	Chairman, Chief Executive Officer	March 2005
Thomas M. Beahm	59	Director	October 2007
Thomas O’Brien	62	Director	October 2007

Rondald Wheet, age 45, is Chairman and Chief Executive Officer of RMCP and has served in such capacity since March 16, 2005.  Mr. Wheet has over fifteen (15) years experience in the investment banking industry and while working for several NASD registered broker dealers has raised in excess of $100 million for small cap companies. He held five licenses with the NASD; series 4, 7, 24, 63, and 65.  He operated in a management and principal capacity for 10 years during that time and was a compliance officer for 2 years. He worked for investment firms such as Cohig & Associates, Scott and Stringfellow, Fortress Financial, and RichMark Capital. He was in charge of opening up three different brokerage offices from the beginning, including finding ideal office space, hiring personnel, becoming NASD compliant and turning them into successful branch offices.  He started his own consulting business in 2002, Mansfield Garrett, Inc., and worked with many start up and micro cap companies; giving advice on capital raising, strategic partnerships, stock awareness, hiring top management  and going to the public market. He served on the Board of Directors for Clear Image, Inc. since 2004. Ron is past President of the Metropolitan Exchange Club of Charleston, SC. He received a Bachelor of Science degree from the University of Towson in both Finance and International Business in 1987.

Mr. Wheet has worked with numerous medical companies, both private and public over his 14 years in the investment banking industry covering a wide array of medical products.  He served as a board member for Clear Image and has been in an executive managerial position for the past 17 years. Mr. Wheet’s leadership has navigated Revolutions Medical through the patent and FDA regulatory processes, and his understanding of the balance of the necessity of capital, the importance of maintaining shareholder value, and the disclosures and requirements expected of a public corporation, have made his continued tenure as Chairman and CEO of Revolutions Medical a priority.

Thomas M. Beahm, MD, FACS, age 59, is a practicing plastic surgeon, who lives in Chattanooga, Tennessee. He is an active member of the American Society of Plastic Surgeons, American College of Surgeons, and American Medical Association, and simultaneously owns and runs his own practice. In addition, he is Secretary of Integrated Voice Systems, which has software in over 130 hospitals, and is also serving on the board of Clear Image, Inc., a privately held company specializing in proprietary MRI Software and Hardware. Dr. Beahm also has experience directing plastic surgery mission work in various third world countries, coming to the aid of thousands of people in Asia, Africa, and South America. He has served as a director of the Company since October, 2007.

Dr. Beahm has served as board member of two other private medical companies. He brings over 30 years medical experience as a director to Revolutions Medical. By using imaging and syringes in his daily practice as a doctor, Dr. Beahm’s insights on the marketability, convenience and practicality of Revolution Medical’s products is instrumental for the Company.

Thomas O’Brien, age 62, is acting President and CEO of Clear Image, Inc. (MRI Software/Hardware), and has more than twenty (20) years of general management experience in the medical device industry. His background includes domestic and international sales, marketing and distribution of high technology medical systems and services. He is fluent in Mandarin, and served at the National Security Agency, holding a Top Secret Crypto Clearance as a Chinese linguist. Mr. O’Brien has held executive positions with medical industry leaders such as Pfizer, Toshiba, and Johnson and Johnson’s subsidiary the Technicare Corporation. He has served as a director of the Company since October, 2007.

Mr. O’Brien is a past officer of a public corporation, Palomar Medical, and has served as an officer and director of numerous private medical companies.  He was instrumental in launching MRI technology to the world for Technicare division of Johnson and Johnson, and brings that experience, insight and qualifications to Revolutions Medical.  His experience allows him to move products out of Research and Development and into the medical marketplace and to set up worldwide distribution and sales.

Family Relationships

There are no family relationships between or among the members of the board of directors or other executives. Except as set forth below, none of our directors or executive officers are directors or executive officers of any company that files reports with the SEC.

Legal Proceedings

None of the members of the board of directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our board of directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any Federal or State securities or commodities laws.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the periods ended December 31, 2009 and 2008.

SUMMARY COMPENSATION TABLE

						Long Term Compensation
	Annual Compensation					Awards			Payouts
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options /SARs		LTIP Payouts

Ron Wheet, CEO	2009	$225,000		$-0-	$-0-		$		$-0-	$-0-

Ron Wheet, CEO	2008	$206,250	(1)	$-0-	$-0-			$-	$-0-	$-0-

Thomas O’Brien, President	2009	$180,000	(2)	$-0-	$-0-		$		$-0-	$-0-

(1)	As of December 31, 2009, $57,724.19 is owed to Mr. Wheet for accured salary from 2007 and 2006.

(2)	As of December 31, 2009, $88,725 is owed to Mr. O'Brien for accured salary from 2008 Clear Image employement agreement.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Value of Underlying Unexercised Options/SARs at FY-End Exercisable/ Unexercisable	Unexercised In-the-Money Options/SARs at FY-End Exercisable/Unexercisable

Ron Wheet, CEO	N/A	N/A	5,000,000 (1)	.08 exercise price

Thomas O’Brien, President			2,000,000	.08 exercise

(1)	Mr. Wheet exercised 2,000,000 of these options in 2009.

Employment Agreements

Employment Agreement with Rondald L. Wheet, CEO

Effective March 31, 2008, the Company and Mr. Wheet, our CEO, entered into a three (3) year employment agreement. The agreement provides for an annual salary of $225,000. As of December 31, 2009, the Company owed Mr. Wheet $57,724.19 pursuant to his prior employment agreement. He is responsible for the Company’s substantive and financial reporting requirements of the Securities Exchange Act of 1934, as amended, and is specifically allowed to hire any and all professionals necessary to assist that process. The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave. The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement. The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. Wheet may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. Wheet to relocate or assigns duties not commensurate with his position as CEO, (v) Mr. Wheet is removed from the Board of Directors and (vi) the Company defaults in making payments required to Mr. Wheet under this agreement. For two years following his resignation or termination, Mr. Wheet will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Employment Agreement with Thomas O’Brien, President

Effective October 26, 2009, the Company and Mr. O’Brien, our President, entered into a three (3) year employment agreement. The agreement provides for an annual salary of $180,000. He is responsible for the administration, supervision, management and control of the business development of the Company, including the research, development, manufacture, marketing and sales of its current products and such future products as may be added to the Company’s business from time to time. The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave. The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement. The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. O’Brien may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all or substantially all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. O’Brien to relocate or assigns duties not commensurate with his position as the President, (v) Mr. O’Brien is removed from the Board of Directors and (vi) the Company defaults in making payments required to Mr. O’Brien under this agreement. For two years following his resignation or termination, Mr. O’Brien will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Amounts Accrued Pursuant To Other Employment Agreements

As of December 31, 2009, the Company has accrued $461,449.19 pursuant to other employment agreements.  $88,725 is the remaining accrued salary for Thomas O’Brien from a prior employment agreement with Clear-Image Acquisition Corp in 2008.  $57,724.19 is the remaining accrued salary for Rondald L. Wheet from a prior employment agreement with Revolutions Medical for the years 2006 and 2007.  The remaining amount of $315,000 is for accrued salaries of prior management before March of 2005.  Although the Company plans to settle these amounts, there is no assurance that its efforts to settle will be successful. No litigation related to these employment agreements has been initiated or threatened. There is no assurance, however, that such litigation will not be initiated in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 31, 2009, the Company has accrued $461,449.19 pursuant to other employment agreements.  $88,725 is the remaining accrued salary for Thomas O’Brien from a prior employment agreement with Clear-Image Acquisition Corp in 2008.  $57,724.19 is the remaining accrued salary for Rondald L. Wheet from a prior employment agreement with Revolutions Medical for the years 2006 and 2007.  The remaining amount of $315,000 is for accrued salaries of prior management before March of 2005.  Although the Company plans to settle these amounts, there is no assurance that its efforts to settle will be successful. No litigation related to these employment agreements has been initiated or threatened. There is no assurance, however, that such litigation will not be initiated in the future.

Name	Beneficial Relationship to Company	Outstanding Common Stock	Percentage of Ownership Common Stock

Rondald L. Wheet	CEO and Chairman	4,312,000	12.14%*

Dr. Thomas Beahm	Director	2,169,599	6.11%

Thomas O’Brien	President	1,784,349	5.03%

Officers and Directors Total	-	8,265,948	23.28%

* Does not include the 1,500,000 shares of Series 2006 Preferred Stock, described below.

Preferred Stock

The Company has 5,000,000 shares of Preferred Stock ($0.001 par value) authorized. As of March 31, 2010 there were 1,500,000 shares of Preferred Stock outstanding. On October 24, 2006, the Company designated 1,000,000 shares as Series 2006 Preferred Stock, which were then issued to Mr. Wheet, the Company’s CEO. Each Series 2006 Preferred is convertible, at any time at the discretion of Mr. Wheet, into one share of the Company’s common stock for each share of Series 2006 Preferred. Each Series 2006 Preferred has voting rights of 125 votes per share of Series 2006 Preferred voting together as one class with the Company’s common stock. As a result, Mr. Wheet has effective voting control of the Company’s common stock and as such can unilaterally decide on business matters. Upon conversion of the Series 2006 Preferred, each share of common stock resulting from the conversion shall be entitled to one vote per share-not 125 votes per share. The Company designated 500,000 shares of Series 2006 Preferred Stock to Tom O'Brien in October 2009, according to 3 year employment contract.

Common Stock Options and Warrants Outstanding

As of March 31, 2010, there are 13,153,750 options outstanding, which consisted of options to purchase common stock at exercise prices ranging from .08-.55 cents per share, all of which are exercisable. 9,453,750 were granted in 2007 and 2008 at a weighted average price of .08 per share and are considered in the money as of March 31, 2010. 3,700,000 options outstanding are presently out of the money, of which 200,000 are exercisable at .30 per share and 3,500,000 are exercisable at .55 per share.  To the extent that the outstanding options to purchase our common stock are exercised, your ownership interest may be diluted. If the options are exercised and sold into the market, they could cause the market price of our common stock to decline 11,953,750 of the options, as of March 31, 2010 were granted to officers and directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On October 24, 2006, we issued 1,000,000 shares of our Series 2006 Preferred Stock to Mr. Rondald Wheet, our Chief Executive Officer and Chief Financial Officer. The Series 2006 Preferred Stock gives Mr. Wheet the right to vote 125,000,000 shares together with the common stock as a class. Accordingly, Mr. Wheet will have the right to vote a total of 82.38% of all our shares entitled to vote on any matter presented to our stockholders. A Form 8-K regarding the issuance of the Series 2007 Preferred Stock to Mr. Wheet was filed with the SEC on November 1, 2006.

In 2007, in connection with the acquisition of Clear Image, Mr. Wheet received 2,286,000 shares of restricted common stock, Dr. Beahm received 1,599,125 shares of restricted common stock, and Mr. O’Brien received 1,645,625 shares of restricted common stock. Mr. Wheet and Mr. O’Brien were directors and shareholders and Dr. Beahm was a shareholder of Clear Image, Inc. prior to its acquisition by us.

In 2007, each director was granted 2,000,000 options (a total of 6,000,000) to purchase common stock at $0.08 per share and we executed a new employment agreement with Mr. Wheet which included granting 5,000,000 options at $.08, both granted pursuant to Stock Option Plan, previously registered on Form S-8 on April 26, 2007.

MATERIAL CHANGES

We have had no material changes to our business.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

REVOLUTIONS MEDICAL CORPORATION
UNAUDITED FINANCIAL STATEMENTS
MARCH 31, 2010

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)
BALANCE SHEET
 (Unaudited)

	March 31, 2010	December 31, 2009
ASSETS

CURRENT ASSETS
Cash	$16,905	$67,228

NON-CURRENT ASSETS
Fixed Assets	36,170	36,152
Goodwill	52,671	52,671

TOTAL ASSETS	$105,747	$156,051

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$133,388	$133,388
Accrued Salaries	476,449	461,449
Notes Payable and Accrued Interest	85,000	10,000

Total current liabilities	694,837	604,837

Total liabilities	694,837	604,837

SHAREHOLDERS’ DEFICIENCY
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 1,000,000 shares issued and outstanding	1,500	1,500
Common stock, $0.001 par value, 250,000,000 shares authorized; 35,553,891 and 35,197,891 shares issued and outstanding at 03/31/10 and 12/31/09, respectively	35,554	35,198

Paid in capital	22,604,627	22,515,983
Deficit accumulated during the development stage	(23,230,771)	(23,001,467)

Total shareholders’ deficiency	(589,090)	(448,786)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	$105,747	$156,051

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)
STATEMENTS OF OPERATIONS
 (Unaudited)

	From Inception (August 16, 1996) Through March 31, 2010	Three Months Ended March 31,
		2010	2009
Investment Income	$170,753	$—	$	---
Other Income	3,857	—		592,697
	174,610	—		592,697
EXPENSES
Research and development	2,586,056	---		96,000
Purchased R&D	3,309,515	—		—
General and administrative	15,338,740	227,813		345,493
Total operating expenses	21,234,311	227,813		441,493

Operating income (loss)	(21,059,702)	(227,813)		151,204

Interest income	17,276	—		—

Interest expense	122,297	—		—

Gain on disposal of assets	794	—		—

Gain on extinguishment of debt	(152,914)	---		---

Depreciation and amortization	80,560	1,490		—

Compensation cost for options	2,018,280	----		453,882

Net loss before minority interest	(23,414,193)	(229,303)		(302,678)

Minority Interest in Subsidiary Loss	(183,422)	—		---

Net loss from operations	$(23,230,771)	$(229,303)		$(302,678)

Weighted average shares outstanding	36,778,915	35,247,557		28,035,224

Net loss per share (Note 1)	$(0.63)	$(.01)		$(0.01)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
 (Unaudited)

	From Inception (August 16, 1996) Through March 31, 2010	Three Months Ended March 31,
		2010	2009
OPERATING ACTIVITIES
Loss from operations before minority interest	$(23,230,772)	$(229,303)	$(302,678)
Plus non-cash charges to earnings
Stock compensation expense	2,018,280	----	453,882
Depreciation and amortization	80,549	1,490	—
Purchase R&D - Clear Image	3,309,514	—	—
Common stock issued for services	4,253,369	---	229,300
Preferred stock issued for services	270,000	---	—
Expenses paid by third parties	57,134	—	—
Contribution of services by officer and employees	499,154	—	—
Services by officer and employees paid for
with non-cash consideration	167,500	—	—
Compensation cost for option price reduction	50,000	—	—
Amortization of compensation cost for options granted to non-employees and common stock issued for services	1,775,577	—	—
Allowance for doubtful accounts	50,900	—	—
Gain on extinguishment of debt	(10,398)	—	---
Write-off of Notes Receivable	14,636	—	—
Write-off of Notes Payable	(8,239)	—	---
Write-off of organizational costs	3,196	—	—
Write-off of zero value investments	785,418	—	—
Write-off of leasehold improvements and computer equipment	2,006	—	—
Compensation costs for stock options and warrants granted to non-employees	1,205,015	—	—
Change in working capital accounts:
(Increase) decrease in receivables from related parties	(68,900)	—	—
Increase in other assets	(4,395)	---	(4,395)
(Increase) decrease in goodwill	(23,276)	—	—
(Increase) decrease in other receivables	(176,577)	—	—
Increase (decrease) in accrued salaries and consulting	251,396	15,000	(448,654)
Increase (decrease) in accrued interest	91,177	—	—
Increase (decrease) in accounts payable and accrued liabilities	1,224,936	---	(237,898)
Total operating activities	(7,112,800)	(212,813)	(310,443)
INVESTING ACTIVITIES
Purchase of equipment	(68,389)	---	—
Purchase of furniture	(38,338)	(1,509)	—
Investment in patent development	(25,000)	---	—
Investment in syringe patent development	(10,000)	—	—
Investment in Ives Health Company	(251,997)	—	—
Investment in The Health Club	(10,000)	—	—
Total investing activities	(405,233)	(1,509)	—
FINANCING ACTIVITIES
Loans from shareholders	13,907	—	—
Repayment of loans from shareholders	(8,005)	—	—
Repayments of Promissory Notes	57,325	---	—
Common stock subscribed	34,000	—	—
Sale of preferred stock for cash:	(1,000)	—	—
Sale of common stock for cash:
To third-party investors	1,175,977	89,000	10,134
To third-party investors 4,351,501 345,634 288,064
From exercise of stock options	1,881,118	---	340,501
Less: Issue Costs	(102,318)	—	—
Convertible debentures issued for cash	426,500	75,000	—
Payment of exclusive license note payable	(100,000)	—	—
Total financing activities	7,729,005	164,000	350,635
Minority interest	(197,567)	—
Change in cash	16,905	(50,323)	40,192
Cash at beginning of period	—	67,228	4,796
Cash at end of period	$16,905	$16,905	$44,988
(Continued)
The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)
STATEMENTS OF CASH FLOWS, Continued
(Unaudited)

	From Inception (August 16, 1996) Through March 31, 2010	Three Months Ended March 31,
		2010	2009
Supplemental disclosure of cash flow information:
Cash paid for interest and taxes during the period	$57,571	$—	$—

Non-cash financing and investing activities:
Investment in Globe Joint Venture	(637,566)	—	—
Common stock issued to founders	7,000	—	—
Common stock issued in connection with merger with Cerro Mining Corporation	300	—	—
20 to 1 reverse stock split	138,188	—	—
Common stock issued in Ives merger	346,262	—	—
Common stock subscriptions	69,800	—	—
Common stock issued to extinguish debt	—	—
Capitalized compensation cost for options granted	1,487,700	—	—
Common stock issued in exchange for promissory note	676,500	—	—
Common stock issued for payment of debt	152,553	—	---
Common stock issued for convertible debentures	190,660	—	—
Common stock issued for services	706,663	—	—
Common stock issued to pay Ives debt	27,000	—	—
Common stock issued to Clear Image shareholders under short form merger	12,208	—	—

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March  31, 2010
(UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim consolidated financial statements of Revolutions Medical Corporation are unaudited; however, in the opinion of management, the interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. All intercompany balances and transactions have been eliminated in consolidation. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the year ended December 31, 2009 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission. Subsequent events have been considered through the filing date of this report.

Organization and Nature of Operations

Revolutions Medical Corporation, a Nevada corporation, (“RevMed,” “Revolutions Medical” or “the Company”) is principally engaged in the design and development of retractable safety needle devices intended to reduce the risk of accidental needle stick injuries among health care workers. During 2008, RevMed acquired 100% of the common stock of Clear Image, Inc., which was developing 3D color MRI technology. The Company now owns this technology as well. The Company has no products for sale at this time.

Development Stage Company

Since its inception in 1996, the Company has been considered a development stage enterprise for financial reporting purposes as significant efforts have been devoted to raising capital and to research and development of various safety needle devices.

Cash and Cash Equivalents

The Company considers highly liquid investments (those readily convertible to cash) purchased with original maturity dates of three months or less to be cash equivalents.

Stock-based Compensation

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. SFAS 123R also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax basis of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse.

Segment Information

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the period covered by these financial statements, the Company operated in a single business segment engaged in developing selected healthcare products.

Loss per Share

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provision of SFAS No. 128 and SAB 98 basic net loss per share is calculated by dividing net loss available to common stockholders for the period by the weighted average shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. The calculation of fully diluted loss per share of common stock assumes the dilutive effect of stock options outstanding. During a loss period, the assumed exercise of outstanding stock options has an anti-dilutive effect. Therefore, the outstanding stock options were not included in the March 31, 2010 and 2009 calculations of loss per share.

Use of Estimates

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Reclassifications

Certain reclassifications may have been made to the prior year financial statements to conform to the current period presentation.

Long-Lived Assets

Property, plant and equipment, including significant improvements, are stated at cost. Expenditures for maintenance and repairs are charged to operating expenses as incurred. When properties are retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the accounts with the resulting gain or loss being reflected in results of operations.

Management assesses the recoverability of property and equipment, goodwill, trademarks and other intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its future undiscounted cash flows. If it is determined impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value.

New Accounting Standards

The Financial Accounting Standards Board (“FASB”) periodically issues new accounting standards in a continuing effort to improve standards of financial accounting and reporting. Management has reviewed the recently issued pronouncements and concluded that the following new accounting standards are potentially applicable to the Company.

In April 2009, the FASB issued Staff Position No. 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies.” The Staff Position amends SFAS No. 141(R), “Business Combinations” to require an acquirer to recognize at fair value at acquisition date an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition date fair value of that asset or liability can be determined during the measurement period. The Staff Position is effective for business combinations with an acquisition date on or after December 15, 2008. The adoption of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued Staff Position No. 157-4, “Determining Fair Value when the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Indentifying Transactions that are not Orderly.” The Staff Position provides guidance for making fair value measurements more consistent with the principles presented in SFAS No. 157, “Fair Value Measurements.” The Staff Position relates to determining fair values when there is no active market or where the inputs being used represent distressed sales. The Staff Position is effective for interim and annual periods ending after September 15, 2009, but entities may early adopt the Staff Position for the interim and annual periods ending after March 15, 2009. The Company does not expect the adoption of this standard to have a material impact on its financial position, results of operations or its cash flows.

In April 2009, the FASB issued Staff Position No. 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” The purpose of this Staff Position is to enhance consistency in financial reporting by increasing the frequency of fair value disclosures. The Staff Position relates to assets and liabilities that are not currently disclosed on the statement of financial position at fair value. These financial instruments are currently disclosed at fair value in the notes to the financial statements on an annual basis only. This Staff Position provides for these fair value footnote disclosures to be made at interim periods, also. The Staff Position is effective for interim and annual periods ending after September 15, 2009, but entities may early adopt the Staff Position for the interim and annual periods ending after March 15, 2009. The Company does not expect the adoption of this standard to have a material impact on its financial position, results of operations or its cash flows.

In April 2009, the FASB issued Staff Position No. 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairment.” The purpose of this Staff Position is to bring greater consistency to the timing of impairment recognition and greater clarity regarding disclosures to investors regarding the cash flows, credit losses and aging of securities with unrealized losses. The Staff Position is effective for interim and annual periods ending after September 15, 2009, but entities may early adopt the Staff Position for the interim and annual periods ending after March 15, 2009. The Company does not expect the adoption of this standard to have a material impact on its financial position, results of operations or its cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140” (“SFAS No. 166”). SFAS No. 166 amends SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 166 improves the comparability of information that a reporting entity provides regarding transfers of financial assets and the effects on its financial statements. SFAS No. 166 is effective for interim and annual reporting periods ending after November 15, 2009. The Company is currently evaluating the effect that SFAS No. 166 will have on its financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 amends FIN No. 46(R), “Consolidation of Variable Interest Entities” and changes the consolidation guidance applicable to a variable interest entity. Among other things, it requires a qualitative analysis to be performed in determining whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 167 is effective for interim and annual reporting periods ending after November 15, 2009. The Company is currently evaluating the effect that SFAS No. 167 will have on its financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification ™ and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162” (“SFAS No. 168”). SFAS No. 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in accordance with generally accepted accounting principles. SFAS No. 168 is effective for interim and annual reporting periods ending after September 15, 2009. On September 30, 2009, the Company adopted SFAS No. 168, which has no effect on the Company’s financial statements as it is for disclosure purposes only.

In May 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes the period in which management of a reporting entity should evaluate events and transactions for recognition or disclosure in the financial statements. It also describes the circumstances under which an entity should recognize events or transactions that occur after the balance sheet date. SFAS No. 165 is effective for interim and annual reporting periods ending after June 15, 2009. The Company does not expect the adoption of SFAS No. 165 to have a material effect on its financial statements and related disclosures.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 – UNCERTAINTIES

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the development stage and has not established sources of revenues to fund the development of business and pay operating expenses, resulting in a cumulative net loss of $(23,230,772) for the period from inception (August 16, 1996) to March 31, 2010. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company’s capital raising efforts to fund the manufacturing of its retractable safety syringe and its color MRI technology. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – REV MED / GLOBE JOINT VENTURE AGREEMENT

On November 3, 2005, Rev Med (formerly known as Maxxon) and Globe Med Tech, Inc. entered into a definitive joint venture agreement to patent, develop, manufacture, market and distribute safety needle products throughout the world. Rev Med and Globe each own 50% of the joint venture. Rev Med contributed its retractable safety syringe technology and Globe contributed its safety scalpel technology. In connection with the agreement, Rev Med issued restricted shares of its common stock, valued at $625,066, to Globe. Subsequent to December 31, 2006, the Company ended the joint venture and cancelled the shares of common stock and options that were issued to Globe pursuant to the agreement. On March 1, 2007, the Company filed a lawsuit in the District Court of Tulsa County, Oklahoma against Globe Med Tech, Inc. to rescind, terminate and seek monetary damages for the non-fulfillment and breach of a joint venture agreement entered into November 3, 2005 and other related agreements, in addition to an accounting of expenditures of funds under the terms and provisions of the agreements. On May 11, 2007, a partial default judgment against Globe was granted by the District Court of Harris County, Texas. The partial default judgment as to liability only was granted with respect to the Company’s causes of action against Globe for breach of contract, conversion and common law fraud with respect to the Company’s Original Petition and Application for Temporary and Permanent Injunctions against Globe on January 30, 2007. On August 13, 2007, the Company was granted a final default judgment for permanent injunctive relief and for damages in the amount of $14,029,000 against Globe. Globe has appealed the judgment. On November 23, 2007, the Court signed an order granting Globe’s Motion for New Trial and setting aside the Final Default Judgment entered in favor of the Company on August 13, 2007.

On October 29, 2008, the Company filed a lawsuit in the district court of Harris county Texas, a lawsuit for fraud and contempt of court for Globe Med Tech and Andy Hu individually. In response, Globe filed a motion to stay the lawsuit based upon the forum selection clause in the joint venture agreement between RMC and Globe which provides that the exclusive forum for all disputes relating to the Joint Venture Agreement shall be Oklahoma state court/Tulsa County. Due to the Texas state district’s court’s backlog of cases and the withdrawal of Globe and Andy Hu’s counsel, the motion to stay was not heard until May 1, 2009. The motion was granted as to Globe; however, Hu did not join in the motion and, after the May 1st hearing, filed a separate motion to stay, based upon the same grounds as Globe’s motion. Hu’s motion to stay was denied at a May 8th hearing. Accordingly, the Company intends to proceed post haste with discovery with respect to its claims against Hu, including without limitation obtaining the deposition of key witnesses.

NOTE 4 - OTHER COMMITMENTS AND CONTINGENCIES

Employment Agreement with Rondald Wheet, CEO

Effective March 31, 2008, the Company and Mr. Wheet, our CEO, entered into a three year employment agreement. The agreement provides for an annual salary of $225,000. As of March 31, 2010, the Company owed Mr. Wheet $57,724.19 pursuant to his prior employment agreement. He is responsible for the Company’s substantive and financial reporting requirements of the Securities Exchange Act of 1934, as amended, and is specifically allowed to hire any and all professionals necessary to assist that process. The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave. The Company will reimburse all of his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement. The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. Wheet may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all of its assets, (ii) the Company merges with another business entity with a change in control, (iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. Wheet to relocate or assigns duties not commensurate with his position as CEO, (v) Mr. Wheet is removed from the Board of Directors and (vi) the Company defaults in making payments required to Mr. Wheet under this agreement. For two years following his resignation or termination, Mr. Wheet will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Employment Agreement with Thomas O’Brien, President

Effective October 26, 2009, the Company and Mr. O’Brien, our President, entered into a three (3) year employment agreement. The agreement provides for an annual salary of $180,000. As of March 31, 2010, the Company owed Mr. O’Brien $103,725 pursuant to his prior employment agreement. He is responsible for the administration, supervision, management and control of the business development of the Company, including the research, development, manufacture, marketing and sales of its current products and such future products as may be added to the Company’s business from time to time. The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave. The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement. The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. O’Brien may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all or substantially all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. O’Brien to relocate or assigns duties not commensurate with his position as the President, (v) Mr. O’Brien is removed from the Board of Directors and (vi) the Company defaults in making payments required to Mr. O’Brien under this agreement. For two years following his resignation or termination, Mr. O’Brien will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Amounts Due Pursuant to Employment and Consulting Agreements

The Company has accrued $476,449 pursuant to employment and consulting agreements which are in default. Although the Company plans to settle these amounts, there is no assurance that its efforts to settle will be successful. No litigation related to these agreements has been initiated or threatened. There is no assurance, however, that such litigation will not be initiated in the future.

Patent Applications for the Company’s RevVac Safety Syringe

The Company owns three (3) published patents on the vacuum technology on its RevVac safety syringe. In January 2009, a fourth patent for the RevVac safety syringe was issued by the U.S. patent office and published in April 2009 related to the Globe/Rev Med Joint Venture.  The Company also filed international patent protection rights regarding the RevVac Safety Syringe in the following countries: Australia, China, Japan, Taiwan, Mexico, Canada and several countries in Europe.

Revolutions Medical Patent Applications and License to Color MRI Technology

The Company owns four (4) separate patent applications, filed June 2007. There is no assurance that any patent protections will be secured. The lack of patent protection, whether foreign or domestic, could allow competitors to copy and sell products based on our designs without paying us a royalty, which could have a material adverse effect on the Company’s business.

In 1999, a former subsidiary of the Company, Clear Image, Inc., acquired an exclusive license to a color MRI technology from the University of South Florida Research Foundation (“USFRF”) based on patents issued in the early 1990’s.  In 2002, USFRF notified Clear Image that the license was terminated because Clear Image had not used its “best efforts”, an assertion which Clear Image disputed. Although the current stage of the Company’s technology uses color MRI technology, the Company believes that it is sufficiently separate from the technology licensed to it by USFRF to permit it to proceed regardless of the status of the license from USFRF. The Company believes that its color MRI technology does not rely on the license; however, the legal implications are uncertain.

Amounts Due to Consultants

In April 2009, the Company entered into a commitment with a third party who would obtain the breast biopsy and needle localization technology. The Company has paid $135,000 as of December 31, 2009 on expenses related to this technology.

NOTE 5 - PREFERRED STOCK AND COMMON STOCK TRANSACTIONS

Series 2006 Preferred Stock

Currently, 1,500,000 shares of Series 2006 Preferred Stock are outstanding. Rondald L. Wheet, our Chairman and Chief Executive Officer, has 1,000,000 shares and Tom O’Brien, our president has 500,000 shares. Because each share of Series 2006 preferred stock is entitled to 125 votes per share, Mr. Wheet has voting control of the Company with votes representing 125,000,000 common shares.

Voting Rights: A Series 2006 preferred stock holder is entitled to 125 votes for each share of common stock into which his Series 2006 Preferred Stock is then convertible (presently on a one for one basis), voting together with our common stock as a single class. Cumulative voting is not permitted. Upon conversion of each Series 2006 preferred share, each share of common stock issued will be entitled to only one (1) vote per common share.

A Series 2006 preferred stock holder is entitled to receive, ratably, dividends when, as and if declared by the board of directors out of legally available funds to pay dividends. If any dividend or other distributions are declared on our common stock, then a dividend or other distribution must also be declared on the outstanding Series 2006 preferred stock at the same time and on the same terms and conditions, so that each holder of Series 2006 preferred stock will receive the same dividend or distribution such holder would have received if the holder had converted his Series 2006 Preferred stock as of the record date for determining stockholders entitled to receive such dividend or distribution.

Liquidation Preference: In the event of the liquidation, dissolution or winding up, a Series 2006 preferred stock is entitled to receive a liquidation preference of $0.001 for each share of Series 2006 preferred stock held prior to payment being made to any junior stock.

Conversion: A Series 2006 preferred stock holder may convert one (1) share of preferred stock into one (1) share of common stock.

Preemption: A Series 2006 Preferred stock holder has no preemptive rights and is not subject to further calls or assessments.

Redemption: There are no redemption or sinking fund provisions applicable to the Series 2006 Preferred stock.

Blank Check Preferred Stock

The Company’s Articles of Incorporation authorize its board of directors to establish one or more additional series of preferred stock and to determine, with respect to any such series of preferred stock, its terms and rights, including: the designation of each series; the voting powers, if any, associated with each such series whether dividends, if any, will be cumulative or noncumulative and the dividend rate of each series; the redemption rights and price or prices, if any, for shares of each series; and preferences and other special rights, if any, of shares of each series in the event of any liquidation, dissolution, or distribution of the Company’s assets.

Common Stock Transactions for the Three Months Ended March 31, 2010

During three months ended March 31, 2010, the Company offered 356,000 shares at twenty-five cents per share under a stock subscription agreement and raised $89,000 during first quarter. The offering was concluded during the first quarter with a total of $304,500 raised during that time period representing a total of 1,218,000 shares.

NOTE 6 - STOCK OPTIONS AND WARRANTS OUTSTANDING

The following tables summarize information about the stock options outstanding at March 31, 2010:

	Options	Weighted Average Exercise Price
Balance at December 31, 2009	13,153,750	$0.16
Granted	—	—
Exercised	---	---
Expired/Forfeited	—	—
Balance at March 31, 2010	13,153,750	$0.16

REVOLUTIONS MEDICAL CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Revolutions Medical Corporation:

We have audited the accompanying consolidated balance sheets of Revolutions Medical Corporation (formerly Maxxon, Inc.) (a development stage company) for the years ended December 31, 2009 and 2008, and the related statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2009 end 2008 and for the period from December 16, 1996 (inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Revolutions Medical Corporation as of December 31, 2009, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 and for the period from December 16, 1996 (inception) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Hood Sutton Robinson & Freeman CPAs, P. C

Hood Sutton Robinson & Freeman CPAs, P. C.
Certified Public Accountants

March 31, 2010
Tulsa, Oklahoma

REVOLUTIONS MEDICAL CORPORATION (FORMERLY MAXXON, INC.)
(A Development Stage Company)

BALANCE SHEET
December 31, 2009 and 2008

	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash	$67,228	$4,796
Fixed Assets	36,152
Goodwill	52,671	23,276

TOTAL ASSETS	$156,051	$28,072

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$133,388	$466,683
Accrued Salaries	461,449	1,158,103
Notes Payable and Accrued Interest	10,000	143,429

Total current liabilities	604,837	1,768,215

Total liabilities	604,837	1,768,215

Minority Interest	--	--

SHAREHOLDERS’ DEFICIENCY
Preferred stock, $0.001 par value,
5,000,000 shares authorized; 1,000,000 shares
issued and outstanding	1,500	1,000
Common stock, $0.001 par value,
250,000,000 shares authorized; 35,197,891 and
26,883,195 shares issued and outstanding at
December 31, 2009 and 2008, respectively	35,198	26,883

Paid in capital	22,515,983	18,769,691
Deficit accumulated during the development stage	(23,001,467)	(20,537,717)

Total shareholders’ deficiency	(448,786)	(1,740,143)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	$156,051	$28,072

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
 (A Development Stage Company)

STATEMENTS OF OPERATIONS
From Inception (August 16, 1996) Through December 31, 2009 and
For The Years Ended December 31, 2009 and 2008

	FROM INCEPTION (AUGUST 16, 1996) THROUGH DECEMBER 31, 2009	YEAR ENDED DECEMBER 31, 2009	YEAR ENDED DECEMBER 31, 2008

Investment Income	$170,753	$--	$--
Other Income	3,857	--	--
	174,610	--	--
EXPENSES
Research and development	2,586,056	303,000	246,040
Purchased R&D- Clear Image
Transaction (See Note 3)	3,309,515	--	--
General and administrative	15,109,438	541,674	831,528

Total operating expenses	21,005,008	844,674	1,077,568

Operating loss	(20,830,399)	(844,674)	(1,077,568)

Interest income	17,276	--	--

Interest expense	122,297	--	--

Gain on disposal of assets	794	--	--

Gain on extinguishment of debt	(152,914)	(163,312)	10,398

Depreciation and amortization	79,070	3,534	--

Compensation cost for options	2,018,280	1,452,231	342,801

Net loss before minority interest	(23,184,890)	(2,463,751)	(1,409,971)

Minority Interest in Subsidiary Loss	(183,422)	--	(74,817)

Net loss from operations	$(23,001,468)	$(2,463,751)	$(1,335,154)

Weighted average shares outstanding	36,809,095	31,848,172	14,541,824

Net loss per share (Note 1)	$(0.62)	$(0.08)	$(0.09)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
From Inception (August 16, 1996) Through December 31, 2009 and
 For The Years Ended December 31, 2009 and 2008

	FROM INCEPTION (AUGUST 16,1996) THROUGH DECEMBER 31, 2008	YEARS ENDED
		DECEMBER 31, 2009	DECEMBER 31, 2008
OPERATING ACTIVITIES
Net loss	$(20,537,717)	$(2,463,751)	$(1,335,154)
Plus non-cash charges to earnings:
Stock compensation expense	566,049	1,452,231	342,801
Depreciation and amortization	75,525	3,534	-
Purchase R&D - Clear Image	3,309,514	--	--
Common stock issued for services	3,617,328	636,041	259,920
Preferred stock issued for services	20,000	250,000	-
Expenses paid by third parties	57,134	-	-
Contribution of services by officer and employees	799,154	-	--
Services by officer and employees paid for
with non-cash consideration	167,500	-	-
Compensation cost for option price reduction	50,000	-	-
Amortization of compensation cost for options
granted to non-employees and common stock
issued for services	1,775,577	-	-
Allowance for doubtful accounts	50,900	-	-
Gain on extinguishment of debt	(10,398)	-	(10,398)
Write-off of Notes Receivable	14,636	-	-
Write-off of Notes Payable	(8,239)	-	(8,239)
Write-off of organizational costs	3,196	-	-
Write-off of zero value investments	785,418	-	-
Write-off of leasehold improvements and computer equipment	2,006	-	-
Compensation costs for stock options and warrants
granted to non-employees	1,205,015	-	-
Change in working capital accounts:
(Increase) decrease in receivables from related parties	(68,900)	(4,395)	-
(Increase) decrease in goodwill	(23,276)	-	-
(Increase) decrease in other receivables	(176,577)	-	-
Increase (decrease) in accrued salaries and consulting	933,051	(696,655)	(56,550)
Increase (decrease) in accrued interest	91,177	-	-
Increase (decrease) in accounts payable and accrued liabilities	1,558,230	(333,294)	182,359

Total operating activities	(5,743,697)	(1,156,289)	(625,225)

INVESTING ACTIVITIES
Purchase of equipment and furnishings	(67,042)	(39,685)	-
Investment in syringe patent development	(10,000)	(25,000)	-
Investment in Ives Health Company	(251,997)	-	-
Investment in The Health Club	(10,000)	-	-
			-
Total investing activities	(339,039)	(64,685)

FINANCING ACTIVITIES
Loans from shareholders	13,907	-	-
Repayment of loans from shareholders	(8,005)	-	-
Repayments of Promissory Notes	57,325	(133,429)	-
Common stock subscribed	546,500	512,500	-
Sale of preferred stock for cash:	(1,000)	-	-
Sale of common stock for cash:
To third-party investors (prior to merger)	574,477	-	-
To third-party investors	4,351,501	345,634	304,823
From exercise of stock options	1,881,118	558,701	397,617
Less: Issue Costs	(102,318)	-	-
Convertible debentures issued for cash	355,000	-	-
Payment of exclusive license note payable	(100,000)	-	-

Total financing activities	7,568,505	1,283,406	702,440
Minority interest	(197,567)	-	(74,817)
Change in cash	67,228	62,432	2,398
Cash at beginning of period	-	4,796	2,398
Cash at end of period	$67,228	$67,228	$4,796

Supplemental disclosure of cash flow information:
Cash paid for interest and taxes during the period	57,571	-	-

Non-cash financing and investing activities:
Investment in Globe Joint Venture	(637,566)	-	-
Common stock issued to founders	7,000	-	-
Common stock issued in connection with merger
with Cerro Mining Corporation	300	-	-
20 to 1 reverse stock split	138,188	-	-
Common stock issued in Ives merger	346,262	-	-
Common stock subscriptions	69,800	-	-
Capitalized compensation cost for options granted	1,487,700	-	-
Common stock issued in exchange for promissory note	676,500	-	-
Common stock issued for payment of debt	152,553	133,032	133,032
Common stock issued for convertible debentures	190,660	-	-
Common stock issued for services	706,663	-	-
Common stock issued to pay Ives debt	27,000	-	-
Common stock issued to Clear Image shareholders under short form merger	12,208	12,208	12,208

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY
From Inception (August 16, 1996) Through December 31, 2009

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
Balance at Inception
(August 16, 1996)	-	-	-	-	-	-	-	-
Cerro Mining/Maxxon-
OK Merger:
Cerro Mining	-	-	531,000	531	(231)	-	-	300
Maxxon-OK:
Shares issued to founders	-	-	7,000,000	7,000	-	-	-	7,000
Shares sold
for cash to third-party investors	-	-	578,000	578	573,899	-	-	574,477
Ives Transactions:
Investment in Ives
Health Company	-	-	311,240	311	310,951	-	-	311,261
Investment in The
Health Club	-	-	35,000	35	34,965	-	-	35,000
Conversion of
Ives Debt	-	-	18,513	19	26,981	-	-	27,000
Issuance of Common
Stock for:
Cash from third-party investors	-	-	218,569	219	353,501	-	-	353,720
Cash from related party
Promissory Notes	-	-	64,500	65	128,935	-	-	129,000
Subscriptions Receivable	-	-	52,757	53	69,747	-	-	(69,800)
Services Rendered	-	-	90,499	90	173,337	-	-	173,427
Debentures Converted	-	-	102,673	103	74,897	-	-	75,000
Net Income (Loss) at
December 31, 1997	-	-	-	-	-	(795,376)	-	(795,376)

Balance at December 31, 1997	-	-	9,002,751	9,003	1,746,982	(795,376)	(69,800)	890,808
Issuance of Common
Stock for:
Conversion of Ives
Debt	-	-	44,827	45	54,955	-	-	55,000
Cash from third-
party investor	-	-	50,000	50	90,950	-	-	91,000
Options exercised by
third-parties for cash	-	-	545,867	546	359,354	-	-	359,900
Options exercised by
third-parties for services	-	-	24,133	24	18,076	-	-	18,100
Services Rendered by
third-parties	-	-	988,007	988	573,560	-	-	574,549
Debentures Converted by
third parties	-	-	548,574	549	274,451	-	-	275,000
Settlement with
related party	-	-	350,000	350	-	-	-	350
Certificates canceled:	-	-	(91,572)	(92)	(40,173)	-	-	(40,265)
Value of Services
Contributed
by Officer and Employees	-	-	-	114,154		-	-	114,154
Compensation Cost
for Stock Options Granted
To Non-Employees	-	-	-	-	918,187	-	-	918,187
Cancellation of
Subscriptions
Receivable from related party	-	-	-	-			69,800	69,800
Net Income (Loss) at
December 31, 1998	-	-	-	-	-	(2,584,383)	-	(2,584,383)
Balance at December 31, 1998	-	-	11,462,587	11,463	4,110,497	(3,379,759)	0	742,201

The accompanying notes are an integral part of the interim financial statements

  REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY
From Inception (August 16, 1996) Through December 31, 2009

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
Issuance of Common
Stock for:
Cash from third-party investor	-	-	390,693	390	342,034	-	-	342,424
Less: Issue Costs	-	-	-	-	(16,743)	-	-	(16,743)
Options exercised by
third-parties for cash	-	-	300,000	300	149,700	-	-	150,000
Services Rendered by
third-parties	-	-	164,069	164	166,579	-	-	166,743
Value of Services
Contributed by Officer and Employees	-	-	-	-	280,000	-	-	280,000
Compensation Cost for Stock
options Granted to Non-Employees	-	-	-	-	89,728	-	-	89,728
Net Income (Loss)
at December 31, 1999	-	-	-	-	(1,014,555)	-	-	(4,014,555)
Balance at December 31, 1999	-	-	12,317,349	12,317	5,121,795	(4,394,314)	0	739,798
Issuance of Common
Stock for:
Cash from third-party investor	-	-	862,776	863	249,525	-	-	250,388
Less: Issue CostsValue of Services
Contributed by Officer and Employees	-	-	-	-	405,000	-	-	405,000
Net Income (Loss) at
December 31, 2000	-	-	-	-		(1,347,859)	-	(1,347,859)
Balance at December 31, 2000	-	-	13,180,125	13,180	5,776,320	(5,742,173)	0	47,327
Issuance of Common
Stock for:
Cash from third-party investor	-	-	6,558,333	6,558	1,598,142	-	-	1,604,700
Purchased by Employees	-	-	3,650,000	3,650	543,850	-	(547,500)	-
Issued for Repayment of Debt	-	-	50,000	50	7,450	-	-	7,500
Less: Issue Costs	-	-	-	-	(85,575)	-	-	(85,575)
Services Rendered by
third-parties	-	-	450,000	450	422,000	-	-	422,450
Compensation Cost of stock issued
and options granted for services	-	-	200,000	200	1,487,500	-	-	1,487,700
Compensation Cost of stock issued
and options granted for services
to be amortized	-	-	-	-	(1,048,754)	-	-	(1,048,754)
Net Income (Loss) at
December 31, 2001	-	-	-	-	(2,199,085)	-	-	(2,199,085)
Balance at December 31, 2001	-	-	24,088,458	24,088	8,700,933	(7,941,258)	(547,500)	236,263
Issuance of Common
Stock for:
Cash from third-party investor	-	-	3,625,000	3,625	358,875	-	-	362,500
Exercise of Options	-	-	2,006,822	2,007	(2,007)	-	-	-
Payment towards
promissory note balances	-	-	-	-	-	-	102,803	102,803
Amortized Compensation
Cost of stock issued and options
granted for services	-	-	-	-	759,795	-	-	759,795

Compensation Cost of stock issued
and options granted for services	-	-	1,200,000	1,200	323,300	-	-	324,500
Net Income (Loss)at
December 31, 2002	-	-		--	-	(1,933,676)	-	(1,933,676)
Balance at December 31, 2002	-	-	30,920,280	30,920	10,140,896	(9,874,934)	(444,697)	(147,815)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)
From Inception (August 16, 1996) Through December 31, 2009

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
Issuance of Common Stock for:
MPI settlement costs of stock issued and options granted for services	--	--	1,140,000	1,140	139,560	--	--	140,700
Compensation cost of stock issued and options granted for services	--	--	7,000,000	7,000	133,000	--	--	140,000
Amortized compensation cost of stock issued and options granted for services	--	--	--	--	288,959	--	--	288,959
Indemnification cost of stock issued and options granted for services	--	--	4,000,000	4,000	76,000	--	--	80,000
Payment towards promissory note balances	--	--	--	--	--	69,201		69,201
Net Income (Loss) at December 31, 2003	--	--	--	--	--	(1,391,518)	--	(1,391,519)
Balance at December 31, 2003	--	--	43,060,280	43,060	10,778,415	(11,266,452)	(375,496)	(820,473)
Issuance of Common Stock for:
Cash from third- party investor	--	--	100,000	100	4,900	--	--	5,000
Exercise of Options	--	--	5,866,000	5,866	248,234	--	--	254,100
Exercise of Warrants	--	--	1,462,000	1,462	71,638	--	(1,000)	72,100
Compensation cost of stock issued for services	--	--	32,850,000	32,850	881,150	--	--	914,000
Payment towards promissory note balances	--	--	--	--	--	--	18,750	18,750
Net Income (Loss) at December 31, 2004	--	--	--	--	--	(1,552,008)	--	(1,552,008)
Balance at December 31, 2004	--	--	83,338,280	83,338	11,984,337	(12,818,460)	(357,746)	(1,108,531)
Issuance of Common Stock for Cash:
From third-party investors	--	--	13,039,187	13,039	277,661	--	--	290,700
From the exercise of options	--	--	1,800,000	1,800	43,200	--	--	45,000
Issuance of Common Stock for Subscription	--	--	5,200,000	5,200	28,800	--	(34,000)	--
Common stock issued for services	--	--	21,250,000	21,250	455,250	--	--	476,500
Common stock issued pursuant to Joint Venture	--	--	5,833,331	5,833	132,000	--	--	137,833
Value of warrants granted pursuant to Joint Venture	--	--	--	--	499,733	--	--	499,733
Value of options granted for services	--	--	--	--	130,900	--	--	130,900
Reclassification of receivables against amounts owed	--	--	--	--	--	--	357,746	357,746
Net Income (Loss) at December 31, 2005	--	--	--	--	--	(1,310,783)	--	(1,310,783)
Balance at December 31, 2005	--	--	130,460,798	130,460	13,551,881	(14,129,243)	(34,000)	(480,902)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)
From Inception (August 16, 1996) Through December 31, 2009

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
Issuance of Common Stock:
From the exercise of options for services	--	--	1,000,000	1,000	--	--	--	1,000
From the exercise of options for cash	--	--	3,000,000	3,000	72,000	--	--	75,000
From the exercise of warrants	--	--	6,000,000	6,000	--	--	--	--
Payment of Common Stock Subscription	--	--	--	--	--	--	34,000	34,000
Common Stock issued for services	--	--	5,500,000	5,500	102,000	--	--	107,500
Preferred Stock issued for services	1,000,000	1,000	--	--	19,000	--	--	19,000
Capital contributed by shareholder	--	--	--	--	3,000	--	--	3,000
Cancellation of Joint Venture with Globe	--	--	--	--	(625,066)	--	--	(625,066)
Common stock issued to Globe then returned to treasury	--	--	(500,000)	(500)	(12,000)	--	--	(12,500)
Compensation cost for option price reduction	--	--	--	--	50,000	--	--	--
Net Income (Loss) a December 31, 2006	--	--	--	--	--	(598,302)	--	(598,302)
Balance at December 31, 2006	1,000,000	1,000	145,460,798	145,460	13,160,815	$(14,727,545)	--	(1,427,270)
From the exercise of Issuance of Common Stock:
Reverse stock split (1 for 20)	--	--	(138,187,826)	(138,188)	138,188	--	--	--
Sale of common stock for cash:	--	--	845,000	845	299,155	--	--	300,000
Issuance of common stock for Clear Image stock	--	--	8,273,788	8,274	3,301,241	--	--	3,309,515
Stock compensation	--	--	--	--	223,246	--	--	223,246
Issuance of Common Stock:
From the exercise of options for cash	--	--	125,000	125	9,875	--	--	10,000
warrants	--	--	345,662	346	6,568	--	--	6,914
Common Stock issued for services	--	--	1,225,000	$1,225	388,775	--	--	390,000
Issuance of restricted stock	--	--	40,000	40	$9,960	--	--	10,000
Net Income (Loss) at December 31, 2007	--	--	--	--	--	$(4,475,017)	--	(4,475,017)
unknown	--	--	--	--	--	--	--	(7,000)
BALANCE AT DECEMBER 31, 2007	1,000,000	1,000	18,127,422	$18,127	$17,537,824	$(19,202,563)	--	$(1,645,612)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)
From Inception (August 16, 1996) Through December 31, 2009

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
From the exercise of Issuance of Common Stock:
Sale of common stock for cash:	--	--	4,720,978	$4,722	300,101	--	--	304,823
Issuance of Common Stock:
From the exercise of options for cash	--	--	2,300,000	2,300	395,317	--	--	397,617
Common Stock issued for services	--	--	1,419,704	1,419	258,501	--	--	259,920
Common Stock issued for repayment of debt	--	--	271,491	271	132,759	--	--	133,030
Common Stock issued to Clear Image investors to participate in the merger	--	--	43,600	44	12,164	--	--	12,208
Stock compensation	--	--	--	--	342,801	--	--	342,801
Acquired deficit of former Minority interest now Owned 100%	--	--	--	--	(209,776)	--	--	(209,776)
Net Income (Loss) at December 31, 2008	--	--	--	--	--	(1,335,154)	--	(1,335,154)
BALANCE AT DECEMBER 31, 2008	1,000,000	$1,000	26,883,195	$26,883	$18,769,691	$(20,537,771)	--	$(1,740,143)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)
From Inception (August 16, 1996) Through December 31, 2009

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
From the exercise of Issuance of Common Stock:
Sale of common stock for cash:	--	--	7,954,424	$7,954	1,495,751	--	--	1,503,705
From the exercise of options for cash	--	--	6,751,250	6,751	2,367,789	--	--	2,374,540
Preferred Stock issued for services	1,500,000	1,500	--	--	268,500	--	--	268,500
Common Stock issued for services	--	--	2,049,704	2,049	587,171	--	--	589,220
Common Stock issued for repayment of debt	--	--	271,491	271	132,759	--	--	133,030
Common Stock issued to Clear Image investors to participate in the merger	--	--	43,600	44	12,164	--	--	12,208
Stock compensation	--	--	--	--	342,801	--	--	342,801
Acquired deficit of former Minority interest now Owned 100%	--	--	--	--	(209,776)	--	--	(209,776)
Net Income (Loss) at December 31, 2009	--	--	--	--	--	(2,463,751)	--	(2,463,751)
BALANCE AT DECEMBER 31, 2009	1,500,000	$1,500	35,197,891	$35,198	$22,515,983	$(23,001,468)	--	$(448,786)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION (FORMERLY MAXXON, INC.)
 (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
 DECEMBER 31, 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Revolutions Medical Corporation (formerly Maxxon, Inc.), a Nevada corporation, (“RMC” or “the Company” or “RevMed”) is principally engaged in the design and development of retractable safety needle devices intended to reduce the risk of accidental needle stick injuries among health care workers. The Company has no products for sale at this time.

On March 26, 2007, RevMed completed the acquisition of Clear Image Acquisition Corporation (“Acquisition Corp.”) in exchange for 8,273,788 shares of RevMed common stock. Acquisition Corp is a company that was formed by certain shareholders of Clear Image, Inc. (“Clear Image”) in order to assemble a control block of the shares of Clear Image for the purposes of such a transaction. The sole asset of Acquisition Corp was a block of 8,260,139 shares of the Common Stock of Clear Image, a development stage company which is developing certain proprietary and patent pending technology related to color MRI scans. The block of Clear Image shares owned by Acquisition Corp represented 62.2% of Clear Image’s outstanding common stock.

During the fourth quarter of 2008, the Company commenced a short form merger to acquire the remaining minority interest in Clear Image. This short form merger was completed by December 2, 2008. The Company now owns 100% of the former Clear Image. Clear Images assets have been consolidated on our books and all inter-company transactions have been eliminated.

Development Stage Company

Since its inception in 1996, the Company has been considered a development stage enterprise for financial reporting purposes as significant efforts have been devoted to raising capital and to research and development of various safety needle devices.

Cash and Cash Equivalents

The Company considers highly liquid investments (those readily convertible to cash) purchased with original maturity dates of three months or less to be cash equivalents.

Stock-based Compensation

On January 2, 2006, the first day of the 2006 fiscal year, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123R supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) beginning in fiscal 2006. The Company adopted SFAS 123R using the modified prospective transition method. Accordingly, the Company’s consolidated financial statements for prior fiscal years have not been restated to reflect the impact of SFAS 123R.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax basis of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse.

Segment Information

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the period covered by these financial statements, the Company operated in a single business segment engaged in developing selected healthcare products.

Earnings (Loss) per Share

The Company computes net income per share in accordance with SFAS No. 128, “Earnings per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provision of SFAS No. 128 and SAB 98 basic net income (loss) per share is calculated by dividing net income (loss) available to common stockholders for the period by the weighted average shares of common stock of the Company outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period. The calculation of diluted income (loss) per share of common stock assumes the dilutive effect of stock options and warrants outstanding. During a loss period, the assumed exercise of outstanding stock options and warrants has an anti-dilutive effect. Therefore, the outstanding stock options were not included in the December 31, 2009 and 2008 calculations of loss per share.

Use of Estimates

The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Reclassifications

Certain reclassifications may have been made to the prior year financial statements to conform to the current period presentation.

Long-Lived Assets

Property, plant and equipment, including significant improvements, are stated at cost. Expenditures for maintenance and repairs are charged to operating expenses as incurred. When properties are retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the accounts with the resulting gain or loss being reflected in results of operations.

Intangible assets include patents and trademarks, which are valued at acquisition through independent appraisals. Debt issuance costs are amortized over the terms of the various agreements. Patents and trademarks are amortized on a straight-line basis over periods varying from 7 to 40 years.

In 2007, the Company acquired a 62.2% interest in Clear Image, Inc. (“ Clear Image “).  Clear Image was a privately held company and was conducting research and development on Color MRI Technology.  Clear Image was not able to secure the funding needed to keep this research and development going into the future.  Clear Image had expensed the research and development costs in accordance with accounting standards in effect at the time. The Company believed it to be advantageous to acquire a controlling interest in Clear Image and keep the technology in development rather than starting all over again. The Company exchanged approximately 8.2 million of its common shares which were trading between $0.40 and $0.50 at the time of acquisition.  To arrive at a value for the Color MRI Technology the Company and Clear Image determined the amount of funding provided for the research and development of this technology by looking at the amount expended from 1999 until the acquisition date. The value of the Company’s stock exchanged for the controlling interest exceeded those expensed amounts by approximately $23,000 which was recorded as goodwill because there were no other assets to value.

New Accounting Standards

The Financial Accounting Standards Board (“FASB”) periodically issues new accounting standards in a continuing effort to improve standards of financial accounting and reporting. Management has reviewed the recently issued pronouncements and concluded that the following new accounting standards are potentially applicable to the Company.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

Also, in December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51,” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 was effective for the Company on January 1, 2009. SFAS 160 had no impact on the Company’s financial position, results of operations or cash flows.

In February 2008, the FASB issued FASB Staff Position No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP 140-3”). This FSP provides guidance on accounting for a transfer of a financial asset and the transferor’s repurchase financing of the asset. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under SFAS 140. FSP 140-3 was effective for the Company on January 1, 2009. The adoption of FSP 140-3 had no impact on the Company’s financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets,” (“FSP 142-3”). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles. This FSP was effective for the Company on January 1, 2009 and had no material impact on the Company’s financial position, results of operations or cash flows.

In May, 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS 162 is effective November 15, 2008. The FASB has stated that it does not expect SFAS 162 will result in a change in current practice. The application of SFAS 162 had no effect on the Company’s financial position, results of operations or cash flows.

The FASB issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” (“FSP APB 14-1”). The Staff Position specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 provides guidance for initial and subsequent measurement as well as derecognition provisions. The Staff Position was effective as of January 1, 2009 and had no material effect on the Company’s financial position, results of operations or cash flows.

In June, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” (“FSP EITF 03-6-1”). The Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 was effective January 1, 2009 and had no effect on the Company’s financial position, results of operations, earnings per share or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140” (“SFAS No. 166”). SFAS No. 166 amends SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 166 improves the comparability of information that a reporting entity provides regarding transfers of financial assets and the effects on its financial statements. SFAS No. 166 is effective for interim and annual reporting periods ending after November 15, 2009. The Company is currently evaluating the effect that SFAS No. 166 will have on its financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 amends FIN No. 46(R), “Consolidation of Variable Interest Entities” and changes the consolidation guidance applicable to a variable interest entity. Among other things, it requires a qualitative analysis to be performed in determining whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 167 is effective for interim and annual reporting periods ending after November 15, 2009. The Company is currently evaluating the effect that SFAS No. 167 will have on its financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification ™ and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162” (“SFAS No. 168”). SFAS No. 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in accordance with generally accepted accounting principles. SFAS No. 168 is effective for interim and annual reporting periods ending after September 15, 2009. On September 30, 2009, the Company adopted SFAS No. 168, which has no effect on the Company’s financial statements as it is for disclosure purposes only.

In May 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes the period in which management of a reporting entity should evaluate events and transactions for recognition or disclosure in the financial statements. It also describes the circumstances under which an entity should recognize events or transactions that occur after the balance sheet date. SFAS No. 165 is effective for interim and annual reporting periods ending after June 15, 2009. The Company does not expect the adoption of SFAS No. 165 to have a material effect on its financial statements and related disclosures.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 - UNCERTAINTIES

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the development stage and has not established sources of revenues to fund the development of business and pay operating expenses, resulting in a cumulative net loss of $(23,001,467) for the period from inception (August 16, 1996) to December 31, 2009. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company’s capital raising efforts to fund the development of its retractable safety syringe. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - MAXXON/GLOBE JOINT VENTURE AGREEMENT

On November 3, 2005, Maxxon and Globe Med Tech, Inc. entered into a definitive joint venture agreement to patent, develop, manufacture, market and distribute safety needle products throughout the world. Maxxon and Globe each own 50% of the joint venture. Maxxon contributed its safety syringe technology and patent rights related thereto and Globe contributed its safety syringe IV catheter and patent rights related thereto. In connection with the agreement, Maxxon issued restricted shares of its common stock, valued at $625,066, to Globe. Subsequent to December 31, 2006, the Company ended the joint venture and cancelled the shares of common stock and options that were issued to Globe pursuant to the agreement. On March 1, 2007, the Company filed a lawsuit in the District Court of Tulsa County, Oklahoma against Globe Med Tech, Inc. to rescind, terminate and seek monetary damages for the non-fulfillment and breach of a joint venture agreement entered into November 3, 2005 and other related agreements, in addition to an accounting of expenditures of funds under the terms and provisions of the agreements. On May 11, 2007, a partial default judgment against Globe was granted by the District Court of Harris County, Texas. The partial default judgment as to liability only was granted with respect to the Company’s causes of action against Globe for breach of contract, conversion and common law fraud with respect to the Company’s Original Petition and Application for Temporary and Permanent Injunctions against Globe on January 30, 2007. On August 13, 2007, the Company was granted a final default judgment for permanent injunctive relief and for damages in the amount of $14,029,000 against Globe. Globe has appealed the judgment. On November 23, 2007, the Court signed an order granting Globe’s Motion for New Trial and setting aside the Final Default Judgment entered in favor of the Company on August 13, 2007.

On October 29, 2008, the Company filed a lawsuit in the district court of Harris county Texas, a lawsuit for fraud and contempt of court for Globe Med Tech and Andy Hu individually. In response, Globe filed a motion to stay the lawsuit based upon the forum selection clause in the joint venture agreement between RMC and Globe which provides that the exclusive forum for all disputes relating to the Joint Venture Agreement shall be Oklahoma state court/Tulsa County. Due to the Texas state district’s court’s backlog of cases and the withdrawal of Globe and Hu’s counsel, the motion to stay was not heard until May 1, 2009. The motion was granted as to Globe; however, Hu did not join in the motion and, after the May 1st hearing, filed a separate motion to stay, based upon the same grounds as Globe’s motion. Hu’s motion to stay was denied at a May 8th hearing. Accordingly, RMC intends to proceed with discovery with respect to its claims against Hu, including without limitation obtaining the deposition of key witnesses.

The Company's is pursuing its lawsuit in the District Court of Tulsa County, Oklahoma, against Globe Med Tech to rescind, terminate and seek monetary damages for the non-fulfillment and breach of the joint venture agreement entered into November 3, 2005 with new counsel, Parks and Beards.  The company expects to have a scheduled court date in 2010.

NOTE 4 - OTHER COMMITMENTS AND CONTINGENCIES

Employment Agreement with Rondald L. Wheet, CEO

Effective March 31, 2008, the Company and Mr. Wheet, our CEO, entered into a three (3) year employment agreement. The agreement provides for an annual salary of $225,000. As of December 31, 2009, the Company owed Mr. Wheet $57,724.19 pursuant to his prior employment agreement. He is responsible for the Company’s substantive and financial reporting requirements of the Securities Exchange Act of 1934, as amended, and is specifically allowed to hire any and all professionals necessary to assist that process. The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave. The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement. The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. Wheet may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. Wheet to relocate or assigns duties not commensurate with his position as CEO, (v) Mr. Wheet is removed from the Board of Directors and (vi) the Company defaults in making payments required to Mr. Wheet under this agreement. For two years following his resignation or termination, Mr. Wheet will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Employment Agreement with Thomas O’Brien, President

Effective October 26, 2009, the Company and Mr. O’Brien, our President, entered into a three (3) year employment agreement. The agreement provides for an annual salary of $180,000. He is responsible for the administration, supervision, management and control of the business development of the Company, including the research, development, manufacture, marketing and sales of its current products and such future products as may be added to the Company’s business from time to time. The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave. The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement. The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. O’Brien may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all or substantially all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. O’Brien to relocate or assigns duties not commensurate with his position as the President, (v) Mr. O’Brien is removed from the Board of Directors and (vi) the Company defaults in making payments required to Mr. O’Brien under this agreement. For two years following his resignation or termination, Mr. O’Brien will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Mutual Release and Settlement Agreement With Former CEO

On April 8, 2008, the Company entered into a Memorandum of Understanding with its former CEO to settle an outstanding obligation through the issuance of its common stock on a quarterly basis commencing May 8, 2008, for one year. The value of the issuance of the common stock will be determined by the market value of the ten day average price at the time of each quarterly issuance of common stock.   During 2008, the Company issued 271,491 shares at a total value of $133,030 to partially repay this debt.

In May 2009, the Company completed its obligations under the Memorandum of Understanding with its former CEO.

Amounts Due Pursuant to Employment and Consulting Agreements

As of December 31, 2009, the Company had accrued approximately $461,449.19 pursuant to employment agreements. Although the Company plans to settle these amounts, there is no assurance that its efforts to settle will be successful. No litigation related to these previous employment agreements has been initiated or threatened. There is no assurance, however, that such litigation will not be initiated in the future.

Patent Applications for the Company’s Retractable Safety Needle Devices

The Company did receive is latest patent issuance in January 2009 and was published in March 2009 for its RevVac safety syringe by the US Patent office. This patent brings the total number of US patents on its proprietary vacuum technology to four. The Company currently has no more US patent applications pending for its RevVac Safety Syringe, but has filed for foreign patent protection in seven different countries in 2008: Canada, Mexico, China, Japan, Taiwan, Australia and Europe.

AMOUNTS DUE TO CONSULTANTS

None.

NOTE 5 - PREFERRED STOCK AND COMMON STOCK TRANSACTIONS

SERIES 2006 PREFERRED STOCK

Dividends: Currently, 1,500,000 shares of Series 2006 Preferred Stock are outstanding. Rondald L. Wheet, our Chairman and Chief Executive Officer, has 1,000,000 shares and Tom O'Brien, our president has 500,000 shares.. The holder of the Series 2006 Preferred stock is entitled to receive, ratably, dividends when, as and if declared by the board of directors out of funds legally available therefore. If any dividend or other distributions are declared on our common stock, then a dividend or other distribution must also be declared on the outstanding Series 2006 Preferred stock at the same time and on the same terms and conditions, so that each holder of Series 2006 Preferred stock will receive the same dividend or distribution such holder would have received if the holder had converted his Series 2006 Preferred stock as of the record date for determining stockholders entitled to receive such dividend or distribution.

Liquidation Preference: In the event of the liquidation, dissolution or winding up, the holders of Series 2006 Preferred stock are entitled to receive a liquidation preference of $0.001 for each share of Series 2006 Preferred stock prior to payment being made to any junior stock.

Conversion: The holders of Series 2006 Preferred stock may convert each share into 1 share of common stock.

Preemption: The holders of Series 2006 Preferred stock have no preemptive rights and they are not subject to further calls or assessments.

Voting Rights: The holders of Series 2006 Preferred stock are entitled to 125 votes for each share of common stock into which their Series 2006 Preferred stock is then convertible (currently 1 share), voting together with our common stock as a single class. Cumulative voting is not permitted. Upon conversion of a Series 2006 Preferred share, each share of common stock issued upon the conversion will be entitled to only one (1) vote per share.

Redemption: There are no redemption or sinking fund provisions applicable to the Series 2006 Preferred stock.

BLANK CHECK PREFERRED STOCK

The Company’s Articles of Incorporation authorize its board of directors to establish one or more additional series of preferred stock and to determine, with respect to any such series of preferred stock, its terms and rights, including: the designation of each series; the voting powers, if any, associated with each such series whether dividends, if any, will be cumulative or noncumulative and the dividend rate of each series; the redemption rights and price or prices, if any, for shares of each series; and preferences and other special rights, if any, of shares of each series in the event of any liquidation, dissolution, or distribution of the Company’s assets.

2009 COMMON STOCK TRANSACTIONS

During the year ended December 31, 2009, 2,546,250 shares of common stock were issued as option holders exercised their options to purchase common stock and 1,523,118 shares were issued to third party investors. The Company received proceeds of $349,700 in connection with these share issuances.

Also during the year ended December 31, 2009, the Company issued an additional 630,000 shares of common stock with a total value of $329,300 in lieu of cash as payment for outside services.

During the year ended December 31, 2009, the Company sold 2,982,000 shares at twenty-five cents per share under a stock subscription agreement and had raised $758,000.

2008 COMMON STOCK TRANSACTIONS

During the year ended December 31, 2008, the Company issued 1,000,000 stock options to an individual in conjunction with a consulting agreement. These options were valued at $0.10 per share and were exercised during the first Quarter of 2008. The Company received $100,000 in proceeds related to the exercise of these options.

Also during the year ended December 31, 2008, the Company issued shares of common stock to one individual as payment for debt owed under a note payable. The debt will be satisfied with Company stock expensing an even amount each quarter over a period of twelve months. During the year ended December 31, 2008, 271,491 shares of stock were issued pursuant to this agreement. See Note 4 for additional discussion.

During the year ended December 31, 2008, an additional 1,300,000 shares of common stock were issued as option holders exercised their options to purchase common stock and 4,720,978 shares were issued to third party investors. The Company received proceeds of $702,440 in connection with these shares issuances.

During the year ended December 31, 2008, the Company issued 1,419,704 shares of common stock with a total value of $259,920 in lieu of cash as payment for consulting services.

NOTE 6 - STOCK OPTIONS AND WARRANTS OUTSTANDING

The following tables summarize information about the stock options and warrants outstanding at December 31, 2009:

	OPTIONS	WARRANTS	TOTAL	WEIGHTED AVERAGE EXERCISE PRICE

Balance at December 31, 2008	12,000,000		12,000,000	$0.08
Granted	3,700,000	-	3,700,000	0.53
Exercised	(2,546,250)	-	(2,546,250)	0.08
Expired/Forfeited	-

BALANCE AT DECEMBER 31, 2009	13,153,750	-	$13,153,750	0.16

	OPTIONS OUTSTANDING			EXERCISABLE
Range of Exercise Price	Number Outstanding at December 31,2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2009	Weighted Average Exercise Price
OPTIONS
0.08 - 0.25	9,453,750	2.00	$0.08	9,453,750	$0.08
0.26-1.00	3,700,000	4.34	0.53	3,700,00	0.53
1.00-10.00

	13,153,750			13,153,750

NOTE 7 - RELATED PARTY TRANSACTIONS

In connection with the acquisition of Clear Image Acquisition Corp. by RevMed, Ron Wheet, CEO and Director, received 2,286,000 shares of restricted RevMed common stock, Dr. Beahm, a Director, received 1,599,125 shares of restricted RevMed common stock, and Mr. O’Brien, a Director, received 1,645,625 shares of restricted RevMed common stock. Mr. Wheet and Mr. O’Brien were directors and shareholders and Dr. Beahm was a shareholder of Clear Image Acquisition Corp. prior to its acquisition by the Company.

NOTE 8 - REVERSE STOCK SPLIT

On January 18, 2007, the Company’s name changed from Maxxon, Inc. to Revolutions Medical Corporation and the Company’s common stock was reverse split on a 20 to 1 basis which changed the number of outstanding shares of common stock from 145,560,798 to 7,272,972. The number of authorized shares of common stock was not affected by the reverse stock split and remains at 250,000,000 shares.

NOTE 9 - ACQUISITION OF CLEAR IMAGE ACQUISITION CORP

In December 2008, the Company acquired the minority interest of Clear Image Acquisition Corporation (“Acquisition Corp”). The Company had previously acquired 62.2% of Acquisition Corp as part of the acquisition of Clear Image, Inc. (“Clear Image”) in March 2007. The purchase price for the remaining minority interest of Acquisition Corp, excluding transaction costs, included a stock payment of 12,208 shares at closing.

On March 26, 2007, RevMed completed the acquisition of Clear Image Acquisition Corporation (“Acquisition Corp.”) in exchange for 8,273,788 shares of RevMed common stock. Acquisition Corp is a company that was formed by certain shareholders of Clear Image, Inc. (“Clear Image”) in order to assemble a control block of the shares of Clear Image for the purposes of such a transaction. The sole asset of Acquisition Corp was a block of 8,260,139 shares of the Common Stock of Clear Image, a development stage company which is developing certain proprietary and patent pending technology related to color MRI scans. The block of Clear Image shares owned by Acquisition Corp represented 62.2% of Clear Image’s outstanding common stock. By acquiring Acquisition Corp, RevMed has acquired control of Clear Image, Inc. as a partially-owned subsidiary.

In determining the number of shares to be exchanged by RevMed for the shares of Clear Image shares held by Acquisition Corp., the Board based the transaction value on the funds expended by Clear Image for the color MRI technology in its then current state, using a value of Forty Cents ($.40) per share, which was the average market value when the acquisition agreement was signed in January, 2007. During the third quarter of 2007, it was determined that the accounting treatment for the transaction should be accounted for in accordance with FASB Interpretation No. 4. “Applicability of FASB Statement No.2 to Business Combinations Accounted for by the Purchase Method” and Statement of Financial Accounting Standards No. 2 “Accounting for Research and Development Costs.” which require research and development costs to be expensed if there are no alternative uses. Accordingly, the Company recorded goodwill of $23,274 and an expense of $3,309,515.

The shareholders of Acquisition Corp. did not receive a larger portion of the voting rights in RevMed, the surviving company, because of RevMed’s outstanding preferred stock (See Note 5. “Preferred Stock and Common Stock Transactions”), so the transaction did not require the use of recapitalization or reverse merger accounting. RevMed plans to pay the minimal costs of Acquisition Corp’s liquidation and dissolution.

Prior to RevMed’s acquisition of Acquisition Corp., RevMed’s officer and directors were directors and shareholders of Clear Image, Inc. and, along with other shareholders, contributed their Clear Image shares to Acquisition Corp. In connection with RevMed’s acquisition of Acquisition Corp., Ron Wheet, RevMed’s CEO and a Director, received 2,286,000 shares of RevMed restricted common stock;Dr. Beahm, a Director, received 1,599,125 shares of RevMed restricted common stock; and Mr. O’Brien, a Director, received 1,645,625 shares of RevMed restricted common stock.

REVOLUTIONS MEDICAL CORPORATION

9,180,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of This Prospectus is August 13, 2010